Exhibit 10.3

CONFIDENTIAL	EXECUTION VERSION

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

between

Millennium Pharmaceuticals, Inc.

and

Calithera Biosciences, Inc.

Dated as of October 18, 2021

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Additional Definitions	11
1.3	Construction of Certain Terms and Phrases	12
ARTICLE 2.	PURCHASE AND SALE OF ASSETS	12
2.1	Closing	12
2.2	Closing Deliveries.	12
2.3	Purchase and Sale of Assets	13
2.4	Excluded Assets	13
2.5	License Back	13
2.6	Licensed Intellectual Property	13
2.7	Post-Closing Liabilities	14
2.8	Excluded Liabilities	14
2.9	Adverse Events	15
2.10	Transition Assistance	15
2.11	Later-Discovered Assigned Intellectual Property, Assigned Agreements and Licensed Intellectual Property	16
2.12	Approval [***]	16
ARTICLE 3.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; ONGOING OBLIGATIONS	16
3.1	Responsibility	16
3.2	Diligence	16
3.3	Reports	16
3.4	Audit.	17
3.5	Assumption of Rights and Obligations under Assigned Agreements.	18
3.6	Related Agreements	18
3.7	Non-Assignable Contract.	18
3.8	Cooperation in Combination Clinical Study(ies)	19
3.9	Delayed Assignment of Contracts for Clinical Studies	19
ARTICLE 4.	CONTROL OF Assigned PATENT RIGHTS	20
4.1	Control of Assigned Patent Rights	20
4.2	Control of Licensed Intellectual Property	21
4.3	Ownership of Transaction IP	21
ARTICLE 5.	PURCHASE PRICE AND OTHER PAYMENTS	21
5.1	Upfront Consideration	21
5.2	Payment of Earn-out Payments; Earn-Out Rates	21
5.3	Development Milestone Payments	23

5.4	Sales Milestone Payments	24
5.5	Payments in Dollars	25
5.6	Foreign Currency Exchange	26
5.7	Overdue Payments	26
5.8	Taxes	26
5.9	Mode of Payment	27
ARTICLE 6.	REPRESENTATIONS AND WARRANTIES	27
6.1	Representations and Warranties of Seller	27
6.2	Representations and Warranties of Buyer	30
6.3	Covenant of Buyer	32
6.4	No Other Warranties	32
ARTICLE 7.	CONFIDENTIALITY	32
7.1	Confidentiality Obligations	32
7.2	Permitted Disclosures	33
7.3	Use of Name	34
7.4	Public Announcements	34
ARTICLE 8.	TERM	35
8.1	Term	35
8.2	Termination	35
ARTICLE 9.	SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS	36
9.1	Survival of Representations, Warranties and Covenants.	36
9.2	Indemnification by Buyer	37
9.3	Indemnification by Seller	37
9.4	Limitations.	38
9.5	Procedures.	38
9.6	Sole Remedy	40
9.7	Insurance	40
9.8	LIMITATION OF DAMAGES	40
ARTICLE 10.	MISCELLANEOUS	41
10.1	Entire Agreement; Amendment	41
10.2	Governing Law; Jurisdiction	41
10.3	Waiver of Jury Trial	41
10.4	Notice	41
10.5	Compliance with Law; Severability	42
10.6	Successors and Assigns	42
10.7	Waivers	42
10.8	Force Majeure	43
10.9	No Third Party Beneficiaries	43

10.10	Headings; Schedules and Exhibits	43
10.11	Counterparts	43
10.12	Specific Performance	43
10.13	Further Assurances	43

SCHEDULES

Schedule 1.1(a) TAK-228 Structure

Schedule 1.1(b) TAK-659 Structure

Schedule 1.1(c) Materials

Schedule 1.1(d) Regulatory Materials

Schedule 1.1(e) Existing Inventory to be Transferred/Assigned

Schedule 1.1(f) Assigned Agreements

Schedule 1.1(g) Assigned Know-How

Schedule 1.1(h) – Part 1 Assigned Patent Rights

Schedule 1.1(h) – Part 2 In-Licensed Patent Rights

Schedule 1.1(i) Development Plan

Schedule 2.3 Acquired Assets

Schedule 2.4 Select list of Excluded Assets

Schedule 2.6 Licensed Intellectual Property

Schedule 3.6 Related Agreements

Schedule 3.9 Delayed Assigned Contracts

Schedule 5.9 Seller’s Bank Account

EXHIBITS

Exhibit A Form of Bill of Sale

Exhibit B Form of Equity Agreement

Exhibit C Form of Patent Assignment Agreement

Exhibit D Form of Press Release

Exhibit E Disclosure Schedules

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 18, 2021, between Millennium Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Calithera Biosciences, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns or controls certain technology and intellectual property related to Seller’s small molecule programs internally coded by Seller as TAK-228 and TAK-659; and

WHEREAS, Seller desires to sell to Buyer, or to license to Buyer, and Buyer desires to purchase from Seller, or license from Seller, certain assets of Seller used in or relating to Seller’s TAK-228 and TAK-659 programs, and Buyer is willing to assume certain liabilities of Seller relating to such TAK-228 and TAK-659 programs, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following defined terms shall have the meanings specified below:

“Additional Active” means one (1) or more active pharmaceutical or biological ingredients for which no earn-out payments would be due hereunder if such ingredient(s) were sold separately from a Product.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall no longer be considered an Affiliate of such Party for purposes of this Agreement.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Patent Assignment Agreement, the Equity Agreement and such other agreements as may be executed in connection with the transactions contemplated by this Agreement.

“Annual Net Sales” means, with respect to a Product, the cumulative worldwide Net Sales of such Product in any Calendar Year.

“Assigned Agreements” means, subject to Section 3.9, the agreements set forth on Schedule 1.1(f).

“Assigned Intellectual Property” means the Assigned Patent Rights and the Assigned Know-How, including Seller’s interest in Transaction IP that is solely related to either or both Programs.

“Assigned Know-How” means Know-How that is: (a) owned by Seller or any of its Affiliates (i) as of the Closing Date or (ii) on or after the Closing Date and (A) included in the Transaction IP or (B) owned pursuant to a Non-Assignable Contract or Related Agreement, in each case (A) and (B) pursuant to Section 4.3, (b) necessary to research and develop, make, have made, use, sell, offer for sale, and import any Product in the Field in the Territory, and (c) solely related to either or both Programs, as applicable. The Assigned Know-How as of the Closing Date is set forth on Schedule 1.1(g). For clarity, Know-How relating to a Program Molecule in combination with a Takeda Compound is explicitly excluded from Assigned Know-How.

“Assigned Patent Rights” means (x) Patent Rights that are: (a) owned by Seller or any of its Affiliates (i) as of the Closing Date or (ii) on or after the Closing Date and (A) included in the Transaction IP or (B) owned pursuant to a Non-Assignable Contract or Related Agreement, in each case (A) and (B) pursuant to Section 4.3, (b) necessary to research and develop, make, have made, use, sell, offer for sale, and import any Product in the Field in the Territory, and (c) solely related to either or both Programs, as applicable, and (y) Patent Rights that claim priority to the Patent Rights in the preceding clause (x). The Assigned Patent Rights as of the Closing Date are set forth on Schedule 1.1(h) – Part 1. For clarity, Assigned Patent Rights do not include any Patent Rights relating to a Program Molecule in combination with a Takeda Compound.

“Bill of Sale” means the bill of sale to be executed and delivered at Closing, substantially in the form of Exhibit A, selling, assigning, transferring, conveying and delivering the Acquired Assets.

“Business Day” means any day that is not: (a) a Saturday or a Sunday or (b) any day that is a legal holiday under the applicable Laws of the United States or Japan or that is a day on which banking institutions in New York City, New York, or Tokyo, Japan, are authorized or required by applicable Laws or other governmental action to close.

“Calendar Quarter” means the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means the period beginning on the Closing Date and ending on December 31 of the calendar year in which the Closing Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

“CDA” means the Confidential Disclosure Agreement dated as of March 26, 2021 (the “CDA Effective Date”) by and between Buyer and Takeda Pharmaceuticals U.S.A., Inc.

“Change of Control” means any of the following: (a) the acquisition by a Third Party, directly or indirectly, of the beneficial ownership of any voting security of a Party, or increase in the percentage ownership of a Third Party in the voting securities of a Party through stock redemption, cancellation or other recapitalization, where immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then-outstanding voting securities of such Party; (b) the consummation of a merger, consolidation, recapitalization, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of a Party, other than any such transaction which would result in an Affiliate of a Party, immediately prior to such transaction, owning fifty percent (50%) or more of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or disposition by such Party of all or a substantial portion of such Party’s assets or all or substantially all of such Party’s assets which relate to this Agreement to a Third Party, other than to an Affiliate of such Party.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any (a) product that includes a Program Molecule and one (1) or more Additional Actives or (b) Product sold with one (1) or more other product(s) containing or comprising one (1) or more Additional Actives for a single invoice price.

“Commercially Reasonable Efforts” means with respect to development or commercialization activities that Buyer performs pursuant to this Agreement, the level of effort that [***].

“Contracts” means any and all binding commitments, contracts, purchase orders, licenses, or other agreements, whether written or oral.

“Control” means, with respect to any Know-How or Patent Rights, the possession by a Party of the right to transfer or grant a license, sublicense or other rights to such Know-How or Patent Rights (before giving effect to the rights granted by one Party to the other Party pursuant to this Agreement), without violating the terms of any agreement or arrangement with any Third Party.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Development Plan” means the plan setting forth the development activities to be undertaken by Buyer. The initial Development Plan as of the Closing Date is attached hereto as Schedule 1.1(i).

“Distributor” means any Third Party which purchases its requirements for a Product in a country from Buyer or its Affiliates or Licensees and is appointed as a distributor to distribute, market and resell such Product in such country, even if such Third Party is granted ancillary rights to develop, package or obtain Regulatory Approvals of such Product in order to distribute, market or sell such Product in such country.

“Dollar” means United States dollar, and “$” shall be interpreted accordingly.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Encumbrance” means any encumbrance, claim, mortgage, pledge, assessment, security interest, option, license, right of first refusal or preemptive right, hypothecation, equitable interest, preference, right of possession, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of applicable Law, any obligation to pay Taxes, any conditional sale or title retention agreement or other agreement granting any of the foregoing in the future or otherwise.

“Equity Agreement” means the Preferred Stock Purchase Agreement entered into on the date hereof.

“EU 5 Countries” means United Kingdom, Germany, France, Spain and Italy.

“Existing Inventory” means certain existing inventory for a Program as set forth on Schedule 1.1(e).

“FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, including additions, supplements, extensions, and modifications thereto.

“Field” means any therapeutic, prophylactic, preventative or diagnostic use in or for animals, including humans.

“First Commercial Sale” means, with respect to any Product in any country in the Territory, the first invoiced commercial sale, transfer or disposition for monetary value for use or consumption of that Product in that country after Regulatory Approval for that Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or licensee (unless the Affiliate or licensee is the last entity in the distribution chain of the Product) or (b) any transfers of a Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose where Products are sold at or below cost of goods sold, or as a sample.

“Force Majeure” means any occurrence beyond the reasonable control of a Party, including any act of God, flood, fire, explosion, earthquake, strike, lockout, quarantine, epidemic, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Entity or of any subdivision, authority or representative of any such Governmental Entity.

“FTE” means the equivalent of a full-time individual’s work time actually spent on the performance of activities under this Agreement over a twelve (12) month period (including normal vacations, sick days and holidays) based on [***] hours worked per twelve (12)-month period. In no event shall one person be counted as more than one FTE.

“FTE Rate” means a rate of [***] per FTE per year.

“Fundamental Representations” means the representations and warranties set forth in Sections [***].

“Generic Product” means, with respect to a particular Product and regulatory jurisdiction, any pharmaceutical product that is sold by a Third Party (other than a Licensee) in such regulatory jurisdiction and that (a) contains the same Program Molecule as such Product; and (b) has obtained marketing authorization for use pursuant to a Regulatory Approval process governing approval of generic or interchangeable drugs based on the then-current standards in such regulatory jurisdiction; and (c) has been deemed by the applicable Regulatory Authority as substitutable for such Product in such country.

“Governmental Entity” means any court, tribunal, arbitrator, Regulatory Authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.

“IND” means (a) an Investigational New Drug Application (as defined in the FDCA and the regulations promulgated thereunder) or any successor application or procedure required to initiate clinical testing of a therapeutic product in humans in the United States; (b) the equivalent of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a therapeutic product in humans in such country or region (including any Clinical Trial Authorization required to initiate clinical testing of a therapeutic product in humans in the United Kingdom); and (c) all supplements and amendments to any of the foregoing.

“Indemnified Party” means a Seller Indemnified Party or Buyer Indemnified Party, as the case may be.

“In-Licensed Patent Rights” means the Patent Rights licensed under an Assigned Agreement.

“Know-How” means, collectively, any knowledge, information, techniques, technology, trade secrets, inventions (whether patentable or not), discoveries, methods, know-how, data and results, including all technical, scientific, pre-clinical, clinical and regulatory data (including pharmacological, biological and toxicological data and results), analytical and quality control data and results and other information, but excludes Patent Rights with respect to any of the foregoing.

“Knowledge” means, with respect to Seller, the actual knowledge of a fact or other matter of [***] for the applicable Program.

“Law” means any federal, state, local or foreign law, statute, code or ordinance, treaties (including tax treaties) or any rule or regulation promulgated by any Governmental Entity including all decisions of any Courts having the effect of law in each such jurisdiction.

“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, incurred or consequential, or matured or unmatured, including those arising under any Law, Litigation, Order, or Contract.

“Licensee” means any Third Party to which Buyer grants a license under the Assigned Intellectual Property, a sublicense under Patent Rights or Know-How licensed to Buyer under any of the Assigned Agreements, or a sublicense under any Patent Rights within the Licensed Intellectual Property, for the development, manufacture, use or commercialization of any Product, beyond the mere right to purchase any Product from or to provide services on behalf of Buyer or its Affiliates, but expressly excluding contract manufacturers and contract research or development organizations.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Entity, arbitrator or other tribunal.

“Materials” means the materials set forth on Schedule 1.1(c).

“NDA” means a New Drug Application, as defined in the FDCA, or any successor application or procedure required to sell any Product in the United States.

“Net Sales” means [***].

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Entity.

“Patent Assignment Agreement” means the patent assignment agreement, substantially in the form attached as Exhibit C.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplementary protection certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

“Permitted Encumbrances” means (a) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith; (b) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar liens imposed by applicable Law created in the ordinary course of business the existence of which do not constitute a default or breach under any of the Assigned Agreements; (c) licenses under the Assigned Intellectual Property and In-Licensed Patent Rights granted as of the Closing Date under the Assigned Agreements, Delayed Assigned Contracts, Related Agreements, and Non-Assignable Contracts; and (d) licenses under later-discovered Assigned Intellectual Property subject to Section 2.11 under the Assigned Agreements, Related Agreements, and Non-Assignable Contracts; excluding any of the above liens (i) to the extent they relate to any activity prior to the Closing Date, or (ii) constituting Sellers Taxes.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental Entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Product” means, as applicable, a TAK-228 Product or a TAK-659 Product.

“Program” means, as applicable, the Seller’s program, as of the Closing Date, that is focused on developing (i) TAK-228 or (ii) TAK-659.

“Program Molecule” means, as applicable, TAK-228 or TAK-659.

“Registrational Trial” means a single randomized, placebo or active controlled human clinical trial of a Product on sufficient numbers of patients that is designed to demonstrate statistically that such Product is safe and efficacious for its intended use, to evaluate the risk-benefit relationship of such Product, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, as described in 21 C.F.R. §312.21(c) or corresponding foreign regulations, and that is intended to support obtaining Regulatory Approval of such Product, regardless of whether such trial is referred to as a “Phase 2 Trial”, “Phase 2b Trial”, “Phase 2[b]/3” or Phase 3 Trial. If a clinical trial of a Product is not initially designed as a Registrational Trial but is later re-designed, converted or expanded into such a trial (an “Adjusted Registrational Trial”), then it shall be deemed to be a Registrational Trial hereunder as of the date of such re-design, conversion or expansion. [***]

“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a Product for a particular indication, and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

“Regulatory Authority” means any national, supra-national (e.g. the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Product in such country or region in the Territory, including the FDA, the EMA, the Japanese Ministry of Health, Labour and Welfare and any successor entity thereto, the Pharmaceuticals and Medical Devices Agency of Japan and any successor entity thereto and the UK Medicines and Healthcare products Regulatory Agency in the United Kingdom and any successor entity thereto.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Entity with respect to a Product, other than Patent Rights, including rights conferred in the United States to a NDA holder under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the United States.

“Regulatory Filing” means, collectively: (a) any IND, Marketing Authorization Application (MAA), drug master file, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

“Regulatory Materials” means the materials set forth on Schedule 1.1(d). For clarity, Regulatory Materials relating to a Program Molecule in combination with a Takeda Compound are explicitly excluded.

“Seller Taxes” means (a) all Taxes of Seller or its Affiliates, or for which the Seller or any of its Affiliates is or are liable (including as a transferee or successor, or by contract or otherwise by operation of Law), for any taxable period (including any Tax of the Seller or any of its Affiliates that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), and (b) all Taxes relating to the ownership of the Acquired Assets for any Pre-Closing Tax Period, including the portion of any Straddle Period ending on the relevant Assignment Date as determined by Section 5.8.7.

“Straddle Period” means any taxable period that begins on or before but does not end on the relevant Assignment Date.

“TAK-228” means (a) the small molecule internally coded by Seller as TAK-228 (also referred to as sapanisertib, INK128 and MLN0128), which has the structure set forth on Schedule 1.1(a), (b) any compound that falls within the scope of the claims, or is otherwise disclosed, in an Assigned Patent Right that also claims or discloses the molecule described in the foregoing clause (a), or (c) any salt, free acid or base, complex, solvate, hydrate, isotope, polymorph, stereoisomer, tautomer, ester, polymorph, stereoisomer, metabolite or prodrug of (a) or (b).

“TAK-659” means (a) the small molecule internally coded by Seller as TAK-659 (also referred to as mivavotinib), which has the structure set forth on Schedule 1.1(b), (b) any compound that falls within the scope of the claims, or is otherwise disclosed, in an Assigned Patent Right that also claims or discloses the molecule described in the foregoing clause (a), or (c) any salt, free acid or base, complex, solvate, hydrate, isotope, polymorph, stereoisomer, tautomer, ester, polymorph, stereoisomer, metabolite or prodrug of (a) or (b).

“TAK-228 Product” means any product that contains or comprises TAK-228, alone or in combination with one or more Additional Active(s), in any formulation or dosage form and for any mode of administration; provided that, in no event will any TAK-228 Product include any Takeda Compounds.

“TAK-659 Product” means any product that contains or comprises TAK-659, alone or in combination with one or more Additional Active(s), in any formulation or dosage form and for any mode of administration; provided that, in no event will any TAK-659 Product include any Takeda Compounds.

“Takeda Compound” means any compound or molecule owned or Controlled by Seller or its Affiliates (including any such compound or molecule that has been exclusively licensed by Seller or its Affiliates), but excluding any Program Molecule.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by Law, by Contract or otherwise.

“Tax Return” means any return, declaration, notice, statement, claim for refund, report or form (including any schedule or attachment thereto) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

“Territory” means worldwide.

“Third Party” means a Person other than Buyer, Seller or their respective Affiliates.

“US GAAP” means United States Generally Accepted Accounting Principles.

“Valid Claim” means (a) any claim of an issued and unexpired patent within the Assigned Patent Rights, [***] or In-Licensed Patent Rights that has not been held unpatentable, invalid or unenforceable by a decision of a Court or other Governmental Entity of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been cancelled, withdrawn, revoked, abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, [***] or In-Licensed Patent Rights that is being prosecuted in good faith and has not lapsed, been abandoned, been cancelled or revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a Court or other Governmental Entity of competent jurisdiction, which claim has not been pending for more than [***] years from [***].

1.2 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Acquired Assets	2.3
Adjusted Registrational Trial	“Registrational Trial” definition
Agreed Claims	9.5.5
Agreement	Preamble
Allocation Schedule	5.8.6
[***]	3.3.2
Assignment Consent	3.7.1
Assignment Date	3.9
Bankruptcy Laws	8.2.2(b)
Breaching Party	8.2.1
Buyer	Preamble
Buyer Indemnified Parties	9.3
CDA Effective Date	“CDA” definition
Claim Certificate	9.5.1
Claims	9.2
Closing	2.1
Closing Date	2.1
Code	5.8.6
Confidential Information	7.1
Cooperation Period	3.7.1
Cure Period	8.2.1
Deductible	9.4.1
Delayed Assigned Contract	3.9
Development Milestone Event	5.3
Development Milestone Payment	5.3
Excluded Assets	2.4
Excluded Liabilities	2.8
Indemnifying Party	9.5.1
Indication	5.3
[***]	5.2.4
Licensed Intellectual Property	2.6
Losses	9.2
Non-Breaching Party	8.2.1
Non-Assignable Contract	3.7.1
Party/Parties	Preamble
Post-Closing Liabilities	2.5
[***]	4.1.3
Related Agreements	3.6
Report	3.3.1
Sales Milestone Event	5.4
Sales Milestone Payment	5.4
Section 2.5(b) IP	2.5
Seller	Preamble
Seller Indemnified Parties	9.2
Selling Party	“Net Sales” definition
Term	8.1
Terminated Products	8.2.1
Third-Party Claim	9.5.1
Transaction IP	4.3
Transfer Taxes	5.8.2

1.3 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” means “including without limitation”; and (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

2.1 Closing. The consummation (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements will take place remotely via the exchange of documents and signatures (or at such other time and place as the Parties mutually agreed upon, orally or in writing), as promptly as practicable following the execution of this Agreement, assuming the satisfaction or waiver (by the Party entitled to the benefit of such condition) of the conditions set forth in Section 2.2 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.2 Closing Deliveries.

2.2.1 On or prior to the Closing Date, Seller shall deliver to Buyer the following:

(a) the Bill of Sale, duly executed by Seller;

(b) the Equity Agreement, duly executed by Seller;

(c) the Patent Assignment Agreement, duly executed by Seller; and

(d) such other documents and instruments of transfer as Buyer and Seller mutually agree are necessary to evidence or effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

2.2.2 On or prior to the Closing Date, Buyer shall deliver to Seller the following:

(a) the Bill of Sale, duly executed by Buyer;

(b) the Patent Assignment Agreement, duly executed by Buyer;

(c) the Equity Agreement, duly executed by Buyer; and

(d) such other documents and instruments of transfer as Buyer and Seller mutually agree are necessary to evidence or effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

2.3 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to, Buyer, and Buyer hereby purchases and acquires from each of Seller or its Affiliates, as the case may be, all of Seller’s and its Affiliates’ right, title and interest in and to the assets described or set forth on Schedule 2.3 attached hereto (collectively, the “Acquired Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances).

2.4 Excluded Assets. No right, title or interest is being sold, assigned, transferred, conveyed or delivered to Buyer in or to (a) any of the property and assets of Seller other than the Acquired Assets, or (b) any rights or claims of Seller under this Agreement (collectively, the “Excluded Assets”). For the avoidance of doubt, Excluded Assets include the assets set forth in Schedule 2.4.

2.5 License Back. Buyer hereby grants Seller and its Affiliates (a) a non-exclusive, non-transferable, royalty-free, fully paid-up license under the Assigned Intellectual Property, with the right to sublicense solely to those counterparties to the Related Agreements and Non-Assignable Contracts to whom Seller had granted a license under the Assigned Intellectual Property prior to the Closing Date, solely as necessary for Seller or its Affiliate to perform Seller’s obligations under this Agreement and any Ancillary Agreement (including the continued performance of any Related Agreement or Non-Assignable Contract), and (b) a non-exclusive, irrevocable royalty-free, fully paid-up license, with the right to sublicense to service providers and the like conducting activities on behalf of Seller or its Affiliate, under the Assigned Intellectual Property for [***] research purposes. Each sublicense shall be consistent with the terms and conditions of this Agreement, including requiring each such sublicensee to assign or license Transaction IP to Seller and to protect and keep confidential any Confidential Information of the Parties in accordance with Article 7 of this Agreement. For clarity, the license in the foregoing clause (a) includes the right to manufacture until [***], Product that is necessary to perform Seller’s supply obligations existing as of the Closing Date under Related Agreements and Non-Assignable Contracts. If Seller requires a sublicense under any intellectual property licensed under an Assigned Agreement to perform its obligations under this Agreement or any Ancillary Agreement, the Parties will enter into a separate sublicense agreement. Any Know-How or Patent Rights that arise from the practice of the license granted pursuant to clause (b) above shall be referred to as “Section 2.5(b) IP”.

2.6 Licensed Intellectual Property. To the extent Seller or its Affiliate Controls any Patent Rights or Know-How (a) as of the Closing Date; or (b) on or after the Closing Date and (A) included in the Transaction IP, (B) Controlled pursuant to a Non-Assignable Contract or Related Agreement, in each case (A) and (B) pursuant to Section 4.3, or (C) constituting Section 2.5(b) IP, that in each case (a) and (b) are necessary to research and develop, make, have made, use, sell, offer for sale, and import Products (including researching, developing, and making Program Molecules for the purpose of exercising such license with respect to Products) in the Field in the Territory and that are not included in Assigned Intellectual Property or licensed under the Assigned Agreements (“Licensed Intellectual Property”), Seller hereby grants Buyer a non-exclusive license under and to such Licensed Intellectual Property, with the right to grant sublicenses through multiple tiers, for the sole purpose of researching, developing, making, have made, using and importing Program Molecules and researching and developing, making, having made, using, selling, offering for sale, and importing Products in the Field in the Territory; provided, that Licensed Intellectual Property does not include any Patent Rights or Know-How that [***]. Each sublicense shall be consistent with the terms and conditions of this Agreement, including requiring each such sublicensee to protect and keep confidential any Confidential Information of the Parties in accordance with Article 7 of this Agreement. For clarity, Licensed Intellectual Property, other than Section 2.5(b) IP, does not include Patent Rights or Know-How owned by Seller or its Affiliate that solely relate to either Program Molecule, which is included in Assigned Intellectual Property. Schedule 2.6 sets forth the Licensed Intellectual Property as of the Closing Date; such schedule may be updated by the Parties from time to time. Without limiting the foregoing, with respect to Patent Rights included in Section 2.5(b) IP, Buyer shall have the right to notify Seller that it desires to obtain an exclusive license with respect thereto for the sole purpose of researching, developing, making, have made, using and importing Program Molecules and researching and developing, making, having made, using, selling, offering for sale, and importing Products in the Field in the Territory, and upon receipt of any such notification the Parties shall negotiate [***] an exclusive license to the extent that Seller has the right and ability to grant such a license; provided that neither Party has an obligation to enter into any such exclusive license.

2.7 Post-Closing Liabilities. Subject to the terms and conditions of this Agreement, including Section 3.5.3, on the Closing Date, Buyer shall assume and, in any event, otherwise agrees to pay, perform and discharge all Liabilities arising (a) under the Assigned Agreements on or after the applicable Assignment Date as a result of activities performed under any such Assigned Agreements on or after the applicable Assignment Date, (b) or resulting from the research, development, making, having made, using, and importing or other exploitation of the Products or other Acquired Assets by or on behalf of Buyer, to the extent that such Liability arises from any event, condition or circumstance occurring on or after the Closing Date, and (c) or resulting from Buyer’s breach of Section 3.6 with respect to Related Agreements, except in each case (a), (b) and (c) to the extent such Liabilities arise or result from the Seller’s or its Affiliate’s or its or their (sub)licensee’s (other than Buyer’s or its Affiliate’s or its or their (sub)licensee’s) act or omission (the “Post-Closing Liabilities”).

2.8 Excluded Liabilities. Subject to the terms and conditions of this Agreement, including Section 3.5.3, on the Closing Date Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Seller and its Affiliates other than the Post-Closing Liabilities to the extent that such Liabilities do not arise or result from the Seller’s or its Affiliate’s or its Affiliate’s or its or their (sub)licensee’s acts or omissions (the “Excluded Liabilities”). Without limiting the foregoing, neither Buyer nor its Affiliates shall be obligated to assume, and none of them do assume, and each of them hereby disclaims responsibility for, any of the following Liabilities of Seller and its Affiliates to the extent that such Liabilities do not arise or result from the Buyer’s or its Affiliate’s or its or their (sub)licensee’s (other than Seller’s or its Affiliate’s or its or their (sub)licensee’s) acts or omissions:

2.8.1 any Liabilities of Seller or any of its Affiliates attributable to any asset, property or right that is not included in the Acquired Assets or Licensed Intellectual Property;

2.8.2 any Liabilities of Seller or any of its Affiliates attributable to the research, development, making, having made, using, and importing or other activity by Seller or any Affiliate related to the Acquired Assets on or prior to the Closing Date (except for Assigned Agreements, which will be on or prior to the applicable Assignment Date), including any obligations to pay for goods and services [***] in the ordinary course of either of the Programs as a result of [***] prior to the Closing Date (or the applicable Assignment Date);

2.8.3 any Liabilities of Seller or any of its Affiliates attributable to its use or exercise of the licenses set forth in Section 2.5;

2.8.4 all Liabilities of Seller or any of its Affiliates for Seller Taxes;

2.8.5 all Liabilities of Seller or any of its Affiliates [***] under the Related Agreements; and

2.8.6 all Liabilities of Seller or any of its Affiliates [***] under the Assigned Agreements as a result of [***] prior to the applicable Assignment Date or as a result of [***] prior to the applicable Assignment Date to the extent that such Liabilities are not attributable to any failure by Buyer or any of its Affiliates to comply with the terms thereof on or after the applicable Assignment Date.

2.9 Adverse Events. From and after the transfer of the IND and the global safety database for each Product, which will occur [***] after the Closing, Buyer will assume all responsibility for reporting adverse events involving such Product arising on or after such transfer or otherwise known to Buyer to the applicable Governmental Entity as promptly as practicable and in any event in the timeframe required by Law. Following the Closing Date and upon one Party’s notice to the other, in accordance with a timeline to be agreed by the Parties, the Parties shall enter into a pharmacovigilance / safety data exchange agreement to facilitate the exchange of safety data from studies relating to a Program Molecule to the extent necessary to permit each Party to satisfy applicable reporting obligations; provided, that, safety data [***]; provided, further, however, that if Buyer (or its Affiliate or its or their (sub)licensee) is required by a Regulatory Authority to report any safety data relating solely to a Program Molecule that [***], Seller will cooperate with Buyer to make such information available to such Regulatory Authority. For further clarity, it is anticipated that any such agreement will only be required for so long as any applicable data or information is required or generated in connection with any Related Agreement or Non-Assignable Contract. In the event Buyer (or its Affiliate or Licensee) is required by a Regulatory Authority to report any safety data relating to a Program Molecule that was the subject of a combination study, the pharmacovigilance / safety data exchange agreement will provide for Seller to cooperate with Buyer to make such information available to Buyer and to such Regulatory Authority.

2.10 Transition Assistance. During the period from the Closing Date until the latest of (a) [***], Seller shall reasonably cooperate with Buyer to facilitate an orderly transition of the Programs to Buyer, including providing reasonable amounts of consultation regarding the Assigned Assets and the status of the Programs, and Buyer shall cooperate with Seller to facilitate the receipt of such transition. Seller’s assistance obligation pursuant to this Section 2.10 is limited to [***]. Buyer shall reimburse Seller for both reasonable and documented, to the extent a given cost exceeds [***], out-of-pocket costs and internal costs (calculated by reference to the number of hours of support provided at the hourly FTE Rate) incurred by Seller or its Affiliates to provide such transition assistance, except for the internal cost for the first [***] of support and assistance from Seller or its Affiliates, which shall be provided at Seller’s cost. Buyer shall pay or reimburse, as applicable, such costs and charges as such may be invoiced by Seller to Buyer from time-to-time within [***] days of receipt of such an invoice. Seller’s assistance under this Section 2.10 shall include payment of any fees for maintaining the Assigned Patent Rights that are due within [***] after the Closing Date, which fees will be passed through to, and reimbursed by, Buyer.

2.11 Later-Discovered Assigned Intellectual Property, Assigned Agreements and Licensed Intellectual Property. If at any time after the Closing Date, either Party becomes aware of any Assigned Intellectual Property or Licensed Intellectual Property that was not included on the schedules hereto or was not transferred to Buyer, or any Contract to which Seller or its Affiliate is a Party that relates solely to either or both Programs and is not included in the Assigned Agreements (and is not otherwise expressly identified as a Related Agreement), such Party shall notify the other Party, and Seller shall promptly thereafter take actions reasonably necessary to transfer such Assigned Intellectual Property to Buyer, to assign such Contract to Buyer and with respect to Licensed Intellectual Property, to enable Buyer to exploit its rights thereto pursuant to this Agreement. Any such assigned Contract will be deemed an Assigned Agreement. If at any time after the Closing Date, either Party becomes aware of any asset that was transferred to Buyer as an Acquired Asset but is ultimately determined to be an Excluded Asset, or Buyer is found to be in possession of any Excluded Asset, such Party shall notify the other Party, and Buyer shall promptly thereafter take actions reasonably necessary to transfer such Excluded Asset(s) to Seller.

2.12 Approval [***]. Prior to the [***] anniversary of the Closing Date, Buyer shall not [***], without Seller’s prior written approval [***]. From and after the [***] anniversary of the Closing Date, Seller will no longer have such approval right.

ARTICLE 3.
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; ONGOING OBLIGATIONS

3.1 Responsibility. Buyer shall have the sole right and responsibility, at its sole cost and expense, for the conduct, itself or with or through any Affiliate or Licensee, of all research, development, regulatory, manufacturing and commercialization activities applicable to the Program Molecules or any Product for use in the Field and in the Territory after the Closing Date.

3.2 Diligence. Buyer shall [***] research and develop, including to obtain Regulatory Approval for, and upon obtaining Regulatory Approval to commercialize at least one (1) TAK-228 Product and at least one (1) TAK-659 Product in each of [***]. Buyer shall (a) perform its obligations in good scientific manner and in compliance with all applicable Law in all material respects and (b) notify Seller in writing if it and its Affiliates and Licensees (i) have determined to permanently discontinue, or (ii) plan to [***], all research, development and/or commercialization activities and efforts with respect to all TAK-228 Products or all TAK-659 Products. Seller may deliver Buyer a written notice if it believes Buyer has breached its obligation under this Section 3.2, setting forth the basis for such belief, and Buyer shall respond to such notice with a written description of the activities it is conducting with respect to its obligations under this Section 3.2 within [***] of receipt of such notice.

3.3 Reports.

3.3.1 Records; Reports. Buyer shall (a) maintain records of its research, development, manufacture and commercialization activities with respect to the Program Molecules and Products under this Agreement in sufficient detail and in good scientific manner, which shall reflect work performed and results achieved in the conduct of such research, development, manufacture and commercialization activities, and (b) keep Seller reasonably informed regarding the research, development and manufacturing activities conducted with respect to Program Molecules and Products by providing Seller with [***] reports until [***] of one (1) TAK-228 Product (with respect to activities regarding TAK-228 Product) and one (1) TAK-659 Product (with respect to activities regarding TAK-659 Product) summarizing the activities undertaken by Buyer, its Affiliates and its Licensees since the last report and providing the then-current [***] to be undertaken (each, a “Report”); provided that, at Seller’s sole discretion, Seller may provide written notice to Buyer prior to the due date of the Report(s) that it does not wish to receive such Report(s) and Buyer shall cease providing Reports until such time, if ever, that Seller provides written notice Buyer that it desires to start receiving the Reports again, at which time Buyer shall again begin providing Reports in accordance with this Section 3.3.1.

3.3.2 Content of Reports. Each Report provided pursuant to Section 3.3.1 will include at least information regarding: [***]. In addition, on a Product-by-Product basis, on an annual basis commencing on or about January 31 of the first Calendar Year following the first Calendar Year during which [***]. All information and documents provided by Buyer under this Section 3.3.2 will be Confidential Information of Buyer.

3.3.3 At least [***] days prior to initiating (or publicly announcing, if earlier) any clinical trial of a Product sponsored by Buyer, its Affiliate or its Licensee, or sponsored by a Third Party and for which Buyer, its Affiliate or its Licensee supplies Program Molecule, that involves one (1) or more of Seller’s or its Affiliate’s products (marketed or otherwise), Buyer shall report to Seller in writing of such intention and name the relevant product(s) and the Product(s) it intends to use in such clinical trial.

3.4 Audit. Buyer will keep complete and accurate records of Buyer and its Affiliates in reasonably sufficient detail to permit Seller to confirm the accuracy of the calculation of earn-out payments under Section 5.2 and Sales Milestone Payments under Section 5.4 for [***] years after the Calendar Year to which such records pertain. At the request of Seller, Buyer shall permit an independent auditor designated by Seller and reasonably acceptable to Buyer, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to the preceding sentence to ensure the accuracy of all financial reports and payments made hereunder. Such examinations may not be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed a failure to pay Sales Milestone Payments or an underpayment of more than [***] from the reported amounts with respect to such period) and may not include records previously audited under this Section 3.4 (unless such previously audited records revealed a failure to pay Sales Milestone Payments or an underpayment of more than [***] from the reported amounts with respect to such period). Such auditor shall enter into a confidentiality agreement with Buyer and shall not disclose Buyer’s confidential information, except (a) to disclose the findings and results of the audit to Seller and (b) to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Buyer or the amounts of such payments due by Buyer under this Agreement. Except as provided below, the cost of this audit shall be borne by Seller, unless the audit reveals an under-reporting by Buyer of more than [***] from the amounts due for the audited period, in which case Buyer shall bear the cost of the audit.

3.5 Assumption of Rights and Obligations under Assigned Agreements.

3.5.1 Buyer acknowledges that certain intellectual property is in-licensed under the Assigned Agreements and that the practice of such in-licensed intellectual property will be subject to the terms and conditions of the applicable Assigned Agreement.

3.5.2 Buyer acknowledges and agrees that [***].

3.5.3 [***]

3.6 Related Agreements. Agreements to which Seller or its Affiliate is a party that relate to a Program Molecule but that are not included in the Assigned Agreements are referred to herein as “Related Agreements” and are, to the extent Known by Seller to have been identified by Seller as of the Closing Date, set forth in Schedule 3.6. Seller shall provide to Buyer, promptly after receipt thereof, all data related to any Program Molecule that is generated under the Related Agreements and that Seller receives from a given counterparty to any such Related Agreement, which data will be included in the Assigned Know-How or Licensed Intellectual Property, as applicable; provided, that except as follows, Seller shall not be obligated to provide any data involving a [***]. Upon Buyer’s request, Seller will provide to Buyer copies of any data Controlled by Seller that is related to a Program Molecule [***]. `In addition, Seller shall use commercially reasonable efforts to maintain the Related Agreements in full force and effect in accordance with their terms and conditions and without any further amendment that would adversely affect the rights of Buyer as contemplated herein, except with Buyer’s prior written consent. Buyer shall assist Seller in Seller’s performance of the Related Agreements, as and to the extent reasonably requested by Seller, including supplying Product; provided, that if Seller requests Buyer’s assistance in excess of [***], then Seller shall reimburse Buyer for internal costs (calculated by reference to the number of hours of support provided at the hourly FTE Rate) incurred by Buyer or its Affiliates to provide such excess assistance. Seller shall pay such costs as such may be invoiced by Buyer to Seller from time-to-time within [***] of receipt of such an invoice. If Buyer reasonably requests that Seller supply Product for purposes of performing Seller’s obligations under the Related Agreement, then the Parties shall promptly negotiate appropriate terms and conditions to govern such supply (including providing such Product at no charge).

3.7 Non-Assignable Contract.

3.7.1 If any Contract that solely relates to either or both Programs (other than Related Agreements) is not assignable or transferable (each, a “Non-Assignable Contract”) without the consent of, or waiver by, a Third Party or action by a Governmental Entity (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any such Assignment Consent is not obtained on or prior to the Closing Date, then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Contract and such Non-Assignable Contract shall not be included in the Acquired Assets unless and until such Assignment Consent is obtained. Each of the Parties hereto, for a period of [***] following the Closing Date, or in the case of the [***] (as defined in Schedule 3.9), until the Assignment Consent is obtained (the “Cooperation Period”), shall use commercially reasonable efforts to obtain all Assignment Consents for each Non-Assignable Contract; provided, however, that nothing in this Section 3.7.1 shall require Seller or any of its Affiliates to modify any of its respective rights in a manner adverse to Seller or any of its Affiliates or to pay any fee or other payment, or incur any Liability, to the counterparty of any Non-Assignable Contract in connection with the efforts set forth in this Section 3.7.1 and, for clarity, to the extent any such payment would be required and Buyer refuses to provide such payment, then it would be commercially reasonable for Seller to cease further efforts. To the extent such Assignment Consents are obtained during the Cooperation Period, Seller hereby sells, conveys, assigns, transfers and delivers to, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to, Buyer, and Buyer hereby purchases and acquires from each of Seller or its Affiliates, such Non-Assignable Contract. Following any such assignment, such assets shall be deemed Assigned Agreements and Acquired Assets for purposes of this Agreement.

3.7.2 Until the expiration of the Cooperation Period, Seller shall cooperate with Buyer [***] to provide Buyer or its designee with the net benefits of each Non-Assignable Contract after the Closing as if the appropriate Assignment Consents had been obtained, including by granting rights and establishing arrangements whereby Buyer shall undertake the work necessary to perform under such Non-Assignable Contract. To the extent the benefits of a Non-Assignable Contract are made available to Buyer during the Cooperation Period, Buyer shall perform, at the reasonable direction of Seller, the obligations of Seller under such Non-Assignable Contract and assume all Liabilities arising under such Non-Assignable Contract on or after the Closing Date to the extent that such Liabilities are not attributable to the failure by Seller or any of its Affiliates to comply with the terms thereof prior to the Closing, and economically bear any out-of-pocket additional costs in connection with Buyer’s or its Affiliate’s performance under such Non-Assignable Contract. Buyer will provide to Seller all safety data related to a Program Molecule and generated by or on behalf of Buyer and necessary for Seller to comply with its obligations under any Non-Assignable Contract.

3.8 Cooperation in Combination Clinical Study(ies). Upon Seller’s request, the Parties shall negotiate in good faith the terms under which the Parties would conduct one (1) or more combination clinical study(ies) involving a Product and one (1) or more products of Seller, such terms to include, unless otherwise agreed by the Parties, rights of access to, ownership of and terms related to data ownership and use (which will not be subject to the terms of this Agreement), having Seller be the sponsor of such combination clinical study(ies), terms for the supply of Product by Buyer and applicable products of Seller and grant of the appropriate licenses in order to conduct such study(ies). Buyer shall not be obligated to [***].

3.9 Delayed Assignment of Contracts for Clinical Studies. The Parties agree that any Contract listed on Schedule 3.9 (a “Delayed Assigned Contract”) will not be assigned to Buyer, and will not be considered an Assigned Agreement, until the date on which the IND for such Program Molecule is transferred to Buyer (the “Assignment Date” for such Assigned Agreement). Seller hereby sells, conveys, assigns, transfers and delivers to, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to, Buyer, and Buyer hereby purchases and acquires from each of Seller or its Affiliates, as of the applicable Assignment Date, each Delayed Assigned Contract. From and after the Assignment Date for any Delayed

Assigned Contract, such Delayed Assigned Contract shall be deemed an Assigned Agreement. For any Assigned Agreement that is assigned on the Closing Date, the Assignment Date for such Assigned Agreement will be the Closing Date. Seller shall use commercially reasonable efforts to comply with all terms and conditions of, and shall use commercially reasonable efforts to maintain in full force and effect, each Delayed Assigned Contract until the Assignment Date thereof, and shall not terminate or amend any Delayed Assigned Agreement without Buyer’s prior written consent. Seller shall notify Buyer promptly upon becoming aware of any party’s breach of any Delayed Assigned Contract, shall provide a copy of any notices delivered or received thereunder, and shall use commercially reasonable efforts to enforce any Delayed Assigned Contract against the counterparty.

ARTICLE 4.
CONTROL OF Assigned PATENT RIGHTS

4.1 Control of Assigned Patent Rights.

4.1.1 From and after the Closing, Buyer, acting through patent counsel or agents of its choice, shall be solely responsible, in its sole discretion, for the preparation, filing, prosecution, maintenance, defense and enforcement of all Assigned Patent Rights throughout the Territory. All patent costs and expenses incurred by Buyer in connection with the preparation, filing, prosecution, maintenance, defense and/or enforcement of such Assigned Patent Rights shall be the sole responsibility of Buyer.

4.1.2 Buyer shall provide Seller at least once per Calendar Year an updated Schedule 1.1(h) – Part 1 and Schedule 1.1(h) – Part 2 showing the status of all Assigned Patent Rights and In-Licensed Patent Rights, respectively.

4.1.3 If Buyer decides to [***]

4.2 Control of Licensed Intellectual Property. Buyer will have no review, comment or step-in rights with respect to preparation, filing, prosecution, maintenance, defense or enforcement of any Licensed Intellectual Property. Seller shall be solely responsible, in its sole discretion, for such activities with respect to any Licensed Intellectual Property. If Seller discontinues the prosecution or maintenance of a patent application or patent within the Licensed Intellectual Property in any country or jurisdiction, then Seller shall provide Buyer with notice of such decision via a once per Calendar Year update (as and to the extent such update is needed to provide notice of any such discontinuance).

4.3 Ownership of Transaction IP. Ownership of any discovery or invention and intellectual property rights with respect thereto, developed through, or obtained in connection with, the performance of this Agreement or any Ancillary Agreements, but excluding any such discovery, invention and intellectual property rights that arise from the practice of the license granted pursuant to clause (b) of Section 2.5 (“Transaction IP”) will be allocated based on inventorship in accordance with United States patent law. Seller’s or its Affiliate’s interest in any Transaction IP, and Seller’s or its Affiliate’s interest in any Know-How or Patent Rights it Controls pursuant to a Non-Assignable Contract or Related Agreement, shall be deemed to be either (a) Assigned Intellectual Property, to the extent owned by Seller or its Affiliate and solely relating to either or both Program Molecules (and thus assigned to Buyer pursuant to this Agreement), or (b) Licensed Intellectual Property, to the extent not solely relating to either or both Program Molecules (and thus licensed to Buyer pursuant to Section 2.6 of this Agreement) or in-licensed by Seller or its Affiliate.

ARTICLE 5.
PURCHASE PRICE AND OTHER PAYMENTS

5.1 Upfront Consideration. In partial consideration for the rights granted herein, including rights to the Acquired Assets, Buyer shall (a) pay Seller on the Closing Date an amount in cash equal to Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds to the account(s) designated by Seller, and (b) issue One Million (1,000,000) shares of Buyer’s Series A Preferred Stock, the number of shares to be valued at Thirty Five Million Dollars ($35,000,000), which issuance shall be subject to the terms and conditions set forth in the Equity Agreement.

5.2 Payment of Earn-out Payments; Earn-Out Rates.

5.2.1 Earn-out Payment. From and after the Closing, Buyer shall pay Seller an earn-out payment on the Annual Net Sales of all TAK-228 Products and an earn-out payment on the Annual Net Sales of all TAK-659 Products by or on behalf of Buyer, its Affiliates, or Licensees in a given Calendar Year (or partial Calendar Year), on a Product-by-Product basis, commencing with the First Commercial Sale of such Product in any country in the Territory, at the following rates:

Annual Net Sales Increment	Earn-Out Payment Rate (%)
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is less than or equal to [***]	[***]
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than [***] but less than or equal to [***]	[***]
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than [***] but less than or equal to [***]	[***]
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than [***] but less than or equal to [***]	[***]
For the portion of the Annual Net Sales of such Product in any given Calendar Year which is greater than [***]	[***]

For purposes of clarity, (a) each earn-out payment rate will only apply to the corresponding tier of Annual Net Sales, and (b) the determination of the earn-out payment rate under this Section 5.2.1 shall be based on aggregate, worldwide Annual Net Sales of the relevant TAK-228 Products or the relevant TAK-659 Products in each Calendar Year.

5.2.2 Expiration of Earn-Out Payments. Such earn-out payments shall be payable on a Product-by-Product and country-by-country basis commencing upon the First Commercial Sale of such Product in such country in the Territory and continuing until the latest of (a) the expiration of the last-to-expire Valid Claim of the Assigned Patent Rights, the [***] and the In-Licensed Patent Rights covering or claiming such Product in such country, (b) expiration of Regulatory Exclusivity for such Product in such country, and (c) [***] years after First Commercial Sale of such Product in such country. Upon the expiration of the earn-out payment term with respect to a Product and a country, the license to Buyer under the Licensed Intellectual Property for such Product and in such country shall become fully-paid, perpetual and irrevocable.

5.2.3 Earn-Out Payment Reduction.

(a) On a Product-by-Product and country-by-country basis, if a Product is sold in a country in a Calendar Quarter when one (1) or more Generic Products for such Product are being sold in such country and such Generic Products account for at least [***] of the total [***] of both such Generic Products and such Product in such country for such Calendar Quarter, then, subject to Section 5.2.3(c) below, the earn-out payment applicable to the Net Sales of such Product sold in such Calendar Quarter shall be reduced by [***]. The determination of the units of the Generic Product(s) sold shall be based upon data provided by IQVIA (formerly IMS Health) or another mutually acceptable and reputable provider.

(b) Buyer shall bear all costs associated with securing licenses (that are in addition to any licenses under an Assigned Agreement) to any Third Party Patent Rights necessary to research and develop, make, have made, use, sell, offer for sale, or use any Product in the Territory. If it is necessary for Buyer to obtain or maintain a license from a Third Party to any Patent Rights owned by such Third Party (that are in addition to any licenses under an Assigned Agreement) in order to avoid infringement of such Patent Right [***] in the research and development, making, having made, using, selling, offering for sale, or importing or other exploitation of any Program Molecule or Product (excluding the part of a Combination Product that is not a Program Molecule or Product) in a country in the Territory and Buyer obtains or maintains such a license, then, subject to Section 5.2.3(c) below, Buyer shall have the right to deduct, from the earn-out payment that would otherwise have been due pursuant to Section 5.2.1 with respect to Net Sales of such Product in such country in a particular Calendar Quarter, an amount equal to [***] of the royalties paid by or on behalf of Buyer to such Third Party pursuant to such license on account of the sale of the Product in such country during such Calendar Quarter[***]. Notwithstanding the foregoing, for any Calendar Quarter in which the reduction under Section 5.2.3(a) applies, the reduction under this Section 5.2.3(b) for Third Party royalties paid during such Calendar Quarter may not be taken (on account of the floor under Section 5.2.3(c)) and may not be carried forward to subsequent Calendar Quarters. For clarity, payments under any Assigned Agreement are not deductible under this Section 5.2.3(b).

(c) Notwithstanding the foregoing Sections 5.2.3(a) and 5.2.3(b), in no event shall the aggregate earn-out payments payable under this Section 5.2 in a given Calendar Quarter with respect to a Product be reduced pursuant to Sections 5.2.3(a) and 5.2.3(b) by more than [***] cumulatively from the amounts that would otherwise be due if no such reductions applied.

5.2.4 Earn-Out Payments and Reporting. Buyer shall calculate all amounts payable to Seller pursuant to Section 5.2 at the end of each Calendar Quarter. Buyer will deliver to Seller (a) [***]; and (b) within [***] after the end of each Calendar Quarter, a written report setting forth the actual Net Sales for such Calendar Quarter and including the following information for such Calendar Quarter: (i) [***] (each, an “Earn-Out Report”). Upon receipt of such Earn-Out Report, Seller will issue an invoice to Buyer for the amount of the earn-out payments payable under this Section 5.2 set forth in such Earn-Out Report, which invoice will specify the amount of the earn-out payments payable under this Section 5.2 that should be made to Seller. Buyer will pay all earn-out payments payable under this Section 5.2 for a Calendar Quarter set forth in any such invoice within [***] after receipt of such invoice.

5.3 Development Milestone Payments. From and after the Closing, following the first achievement of each development milestone event set forth in the table below (each such event, a “Development Milestone Event”), Buyer shall pay, or cause to be paid, to Seller a one-time, non-refundable and non-creditable corresponding milestone payment (each, a “Development Milestone Payment”) within [***] after receipt of invoice from Seller issued or on after the first achievement of such Development Milestone Event. Buyer shall notify Seller within [***] after each Development Milestone

Event is first achieved. For the avoidance of doubt, each Development Milestone Payment shall be payable one (1) time only for all TAK-228 Products and one (1) time only for all TAK-659 Products upon the first achievement of the corresponding Development Milestone Event, regardless of the number of times such Development Milestone Event may be achieved by the same or different Products. Notwithstanding anything to the contrary herein, multiple Development Milestone Events will not be deemed achieved for multiple Indications for TAK-659 Product as a result of the performance of the [***]. As used in the table below, “Indication” means an individual, separate and distinct disease or medical condition for which (a) at least one clinical trial is required to support inclusion of such disease or condition in the indication statement of a package insert approved by a Regulatory Authority for a Product or (b) a separate Marketing Authorization Application (or amendment or supplement thereto) must be filed. Indications of the same cancer type shall be deemed the same Indication unless they (i) have different organs of origin (e.g., gastric cancer and renal cancer would be different Indications), or (ii) are for a different hematological malignancy as classified by IDC10 codes (e.g., acute lymphoblastic leukemia, chronic myelogenous leukemia, non-Hodgkin's lymphoma, multiple myeloma, Hodgkin’s disease, chronic lymphocytic leukemia and acute myeloid leukemia are all different Indications); provided that [***].

Development Milestone Payments
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]		[***]

*If a clinical trial [***].

5.4 Sales Milestone Payments. From and after the Closing, following the first achievement of each sales milestone event set forth in the applicable table below with respect to aggregate Annual Net Sales of all TAK-228 Products and aggregate Annual Net Sales of all TAK-659 Products (each such event, a “Sales Milestone Event”), Buyer shall pay, or cause to be paid, to Seller a one-time, non-refundable and non-creditable corresponding milestone payment (each, a “Sales Milestone Payment”). The [***] and the Earn-Out Report to be issued pursuant to Section 5.2.4 shall each indicate whether any Sales Milestone Event was achieved during the Calendar Quarter covered by such report. Upon receipt of an Earn-Out Report indicating that a Sales Milestone Event was achieved, Seller will issue an invoice to Buyer for the Sales Milestone Payment payable under this Section 5.4. Buyer will pay all Sales Milestone Payments payable under this Section 5.4 within [***] after receipt of such invoice. For the avoidance of doubt, each Sales Milestone Payment shall be payable one time upon the first achievement of the corresponding Sales Milestone Event, regardless of the number of times such Sales Milestone Event may be achieved.

TAK-228 Products Sales Milestones
Sales Milestone Event	Sales Milestone Payment
Annual Net Sales of all TAK-228 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-228 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-228 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-228 Products equals or exceeds [***]	[***]

TAK-659 Products Sales Milestones
Sales Milestone Event	Sales Milestone Payment
Annual Net Sales of all TAK-659 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-659 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-659 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-659 Products equals or exceeds [***]	[***]
Annual Net Sales of all TAK-659 Products equals or exceeds [***]	[***]

5.5 Payments in Dollars. All payments made by Buyer under this Article 5 shall be made by wire transfer from a banking institution in Dollars in accordance with instructions given in writing from time to time by Seller.

5.6 Foreign Currency Exchange. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to this Agreement (including the calculation of Net Sales) expressed in currencies other than Dollars, Buyer shall convert any amount expressed in a foreign currency into Dollar equivalents using the exchange rate used by Buyer in its financial reporting in accordance with U.S. GAAP.

5.7 Overdue Payments. Any amounts not paid by Buyer when due shall be subject to interest from and including the date payment is due, through and including the actual date of payment by Buyer, at a rate equal to the sum of (a) the prime rate of interest quoted in the Wall Street Journal (West Coast edition), plus (b) [***], calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source.

5.8 Taxes.

5.8.1 Taxes on Income. Each Party shall be solely responsible for, and shall hold the other Party harmless in respect of, the payment of all Taxes, fees, duties, levies or similar amounts imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

5.8.2 Tax Withholding. To the extent Buyer is required by applicable Law to deduct and withhold Taxes from the consideration otherwise payable pursuant to this Agreement to Seller, Buyer shall pay the amounts of such Taxes to the proper Governmental Entity in a timely manner and promptly transmit to Seller an official tax certificate or other evidence of such payment sufficient to enable Seller to claim such payment of Taxes within sixty (60) days following receipt of such evidence; provided, that prior to withholding any Taxes from consideration otherwise payable pursuant to this Agreement, Buyer shall use commercially reasonable efforts to notify Seller of the requirement to so withhold and to cooperate with Seller in Seller’s reasonable efforts to eliminate, or mitigate, the amount of such withholding. To the extent that amounts are so withheld and paid to the proper Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

5.8.3 Redomicile, Assignment or Sublicense. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that if either Party redomiciles, or assigns or sublicenses its rights or obligations under this Agreement (including an assignment of this Agreement as permitted under this Agreement), and such action leads to the imposition of Tax liability, including withholding or value added tax liability, on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then if such Party is Buyer, Buyer will increase such payment by the amount necessary to ensure that Seller receives an amount equal to the amount it would have received had no such action occurred.

5.8.4 Transfer Taxes. Unless otherwise agreed by the Parties in writing, the amounts payable under this Agreement are exclusive of all documentary, bulk transfer, sales or use, goods and services, value-added, gross receipts, stamp, registration or other similar transfer taxes, including all recording or filing fees, notarial fees and other similar costs, that may be imposed, payable, collectible or incurred in connection with the transfer and sale of the Acquired Assets as contemplated by the terms of this Agreement (“Transfer Taxes”). Such Transfer Taxes shall be borne [***]. Where such amounts are subject to Transfer Taxes, Seller shall promptly furnish Buyer with valid Tax invoices pursuant to applicable Law and remit the amounts of such Taxes to the proper Governmental Entity in a timely manner. Buyer shall settle all undisputed amounts, including any applicable Transfer Taxes, in accordance with Section 9.5.

5.8.5 Tax Cooperation. The Parties agree to cooperate with one another as may be reasonably necessary for the filing of Tax Returns, the making of any election with respect to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any action relating to any Tax, and to use reasonable efforts to avoid or reduce Tax withholding, Transfer Taxes, or similar obligations in respect of the payments made by a Party under this Agreement, as permitted by applicable Law. On or prior to the Closing Date, Seller shall deliver to Buyer a properly completed IRS Form W-9 or applicable successor form.

5.8.6 Allocation. To the extent required for United States federal income Tax purposes, the Parties shall agree in good faith, within [***] after the Closing Date, on the manner in which the consideration referred to in Section 5.1 is to be allocated among the Acquired Assets (the “Allocation Schedule”). The Parties agree that the purchase price will be allocated among the assets of the Seller for federal and state income Tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations. No Party hereto shall file any Tax Return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with the Allocation Schedule unless required to do so pursuant to a “determination” within the meaning of Section 1313 of the Code. Buyer and Seller also shall allocate and report any earn-out payments under Section 5.2, Development Milestone Payments or Sales Milestone Payments in accordance with the principles set forth in the Allocation Schedule as such payments are made and shall make appropriate adjustments to the Allocation Schedule.

5.8.7 Personal Property Taxes. All personal property Taxes and similar ad valorem Taxes levied with respect to the Acquired Assets for a Straddle Period shall be apportioned between Seller and Buyer as of the relevant Assignment Date based on the number of days of such taxable period included in the Pre-Closing Tax Period, and the number of days of such taxable period in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

5.8.8 Adjustment to Purchase Price. Any payments made pursuant to Section 5.2, Section 5.3, Section 5.4 and Article 9 shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

5.9 Mode of Payment. All payments under this Agreement to Seller shall be made by deposit in the requisite amount to the bank account of Seller set forth in Schedule 5.9 or such other account as Seller may from time to time designate by written notice to Buyer.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements in this Section 6.1 are true, complete and correct as of the Closing Date, except as and to the extent set forth in Exhibit E (the “Disclosure Schedule”):

6.1.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

6.1.2 Authorization. Seller has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of Seller.

6.1.3 Binding Agreement. This Agreement has been, and each of the Ancillary Agreements to which Seller is or will be a party, will be at the Closing, duly and validly executed and delivered on behalf of Seller and, assuming the due authorization, execution and delivery by Buyer, each such agreement constitutes the legal and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

6.1.4 Consents; No Violation, Etc. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Seller or its Affiliates, (b) conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Seller, or (c) give rise to any approval, authorization, consent, license, filing or registration with any Court or Governmental Entity or (d) violate any material Contract of Seller, or to which Seller is a party or subject to or by which it or any of its assets or properties is otherwise bound; provided, however, that no representation or warranty is made in the foregoing clause (a) or (d) with respect to matters that, individually or in the aggregate, would not result in a material adverse effect on the Acquired Assets or the transactions contemplated by this Agreement and the Ancillary Agreements.

6.1.5 Title to Acquired Tangible Assets. Seller and its Affiliates have good and valid title, right and interest to the portion of Acquired Assets that constitute tangible property, free and clear of all Encumbrances, other than Permitted Encumbrances.

6.1.6 [***]

6.1.7 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.

6.1.8 Intellectual Property.

(a) Seller or its Affiliate is (a) the sole owner of the entire right, title and interest in and to the Assigned Patent Rights that are set forth on Schedule 1.1(h) – Part 1 as of the Closing Date and (b) the sole owner, or a joint owner with one or more Third Parties, of the entire right, title and interest in and to the Assigned Know-How, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) None of the Assigned Patent Rights that are set forth on Schedule 1.1(h) – Part 1 as of the Closing Date has been finally adjudged invalid or unenforceable in whole or part, and, to Seller’s Knowledge, all such Assigned Patent Rights are valid and enforceable. To Seller’s Knowledge, all required filings and fees related to the Assigned Patent Rights that are set forth on Schedule 1.1(h) – Part 1 as of the Closing Date have been timely filed with and paid to the relevant Governmental Entity. [***]

(c) Except as set forth in any Assigned Agreement or Related Agreement, neither Seller nor any of its Affiliates has granted any Third Party any rights or authority with respect to any Assigned Intellectual Property.

(d) The Assigned Agreements are the only Contracts that Seller or its Affiliate is a party to prior to the Closing Date that include any royalty, license fee or other payment obligations with respect to the Programs for which Buyer will be liable following the Closing Date.

(e) To Seller’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Assigned Patent Rights that are set forth on Schedule 1.1(h) – Part 1 as of the Closing Date or material Assigned Know-How by any Third Party, including any current or former employee or consultant of Seller and its Affiliates.

(f) The Assigned Intellectual Property and the Patent Rights and Know-How licensed under the Assigned Agreements includes all Patent Rights and Know-How that are owned or in-licensed by Seller or its Affiliates and that relate solely to either or both of the Programs.

(g) [***].

6.1.9 Assigned Agreements, Non-Assignable Contracts and Related Agreements. Except as disclosed in Exhibit E, Seller has delivered to Buyer, prior to the date of this Agreement, true and complete copies of each Assigned Agreement, each Delayed Assigned Contract and each Non-Assignable Contract and Related Agreement that has been identified to the Knowledge of Seller as of the Closing Date. Each Assigned Agreement, Delayed Assigned Contract and Non-Assignable Contract is in full force and effect and valid and enforceable in accordance with its terms, except to the extent that any such agreement has expired in accordance with its terms and conditions (in which case the subject matter to be assigned or performed are the surviving rights and obligations thereunder). Except as disclosed in Exhibit E, neither the Seller nor the applicable Affiliate nor, to the Knowledge of Seller, any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Assigned Agreement, Delayed Assigned Contract or Non-Assignable Contract, and the Seller or applicable Affiliate has not given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured.

6.1.10 Regulatory Documentation. Seller has made available, or will make available as part of the transfer of Acquired Assets, to Buyer true and complete copies of, and the Regulatory Materials include, all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations from the FDA or other Regulatory Authority related to the Program Molecules, Products and Programs, other than Regulatory Materials solely related to clinical trials of any Program Molecule or Product in combination with any Takeda Compound.

6.1.11 Legal Compliance. Seller and its Affiliates have conducted all research (excluding non-clinical research that was [***]) and development of Program Molecules and Products in compliance with all applicable Laws in all material respects. Seller and its Affiliates have not received any written communication from any Governmental Entity or any written notice, claim, request for information or complaint from any other Person alleging any failure to comply with or any liability under any applicable Laws relating to the Program Molecules, Products or Programs, and none is pending or, to Seller’s Knowledge, threatened in writing.

6.1.12 Existing Inventory. The Existing Inventory has been stored in accordance with Seller’s and its Affiliates’ customary practices. Seller has provided Buyer true and complete copies of all batch records and quality documents related to the Existing Inventory.

6.1.13 Taxes.

(a) Seller is not a foreign person as that term is defined in Treasury Regulations Section 1.1445-2.

(b) There are no liens upon any of the Acquired Assets due to non-payment of Taxes or similar Tax-related matters, other than for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and no such liens will arise as a result of the execution of this Agreement and purchase of the Acquired Assets, other than in respect of Transfer Taxes borne by Buyer pursuant to Section 5.8.4.

6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements in this Section 6.2 are true, complete and correct as of the Closing Date:

6.2.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.2.2 Authorization. Buyer has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements, to carry out and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of Buyer.

6.2.3 Binding Agreement. This Agreement has been, and each of the Ancillary Agreements to which Buyer is or will be a party, will be at the Closing, duly and validly executed and delivered on behalf of Buyer and, assuming the due authorization, execution and delivery by Seller, each such agreement constitutes the legal and binding obligation of Buyer enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

6.2.4 Consents; No Violations, Etc. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of transactions contemplated hereby and thereby will not (a) violate any Law applicable to Buyer or its Affiliates, (b) conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, (c) give rise to any approval, authorization, consent, license, filing or registration with any Court or Governmental Entity or (d) violate any material Contract of, or to which Buyer is a party or subject to or by which it or any of its assets or properties is otherwise bound; provided, however, that no representation or warranty is made in the foregoing clauses (a) or (d) with respect to matters that, individually or in the aggregate, would not materially interfere with Buyer’s performance of its obligations hereunder.

6.2.5 HSR. Buyer, or if different its Ultimate Parent Entity, has determined pursuant to 16 C.F.R. § 801.10 that the acquisition of the TAK-228 Program and TAK-659 Program do not satisfy the size of transaction jurisdictional test under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Unless otherwise defined, capitalized terms in this Section 6.2.5 have the meaning set forth in the HSR Act and related regulations.

6.2.6 Financial Capability. As of Closing, Buyer has available sufficient cash or other sources of immediately available funds to pay all upfront amounts payable pursuant to Section 5.1, and Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the transactions contemplated by this Agreement.

6.2.7 Litigation. As of the Closing Date, there is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, which (a) challenges the transactions contemplated by this Agreement or the Ancillary Agreements, (b) if adversely determined, would delay the ability of Buyer to perform its obligations hereunder or (c) would have a material adverse effect on Buyer.

6.2.8 No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.

6.2.9 Compliance. Buyer will and it will ensure that its Affiliates, and require that its subcontractors and Licensees (including using commercially reasonable efforts to enforce applicable Contracts against subcontractors and Licensees), will conduct all activities relating to any Program and/or Product in compliance with applicable Law in all material respects, including applicable Law concerning data privacy and security (e.g., relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patent information or other personal information).

6.2.10 Adequacy of Information. Buyer acknowledges and agrees that:

(a) other than the representations and warranties expressly set forth in Section 6.1, it has not relied on any representation or warranty made by Seller or any of its employees, agents, stockholders, Affiliates or representatives, express or implied, at Law or in equity, regarding the Programs, Products, the Acquired Assets or the subject matter of this Agreement;

(b) it will not assert any claim against Seller or any of its employees, agents, stockholders, Affiliates or any representatives or hold Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller or any of its employees, agents, stockholders, Affiliates or any representatives, including any information in any “on-line” or physical data rooms or in any management presentations; and

(c) Seller makes no warranty with respect to the accuracy and completeness of any estimates, projections, forecasts, plans, budgets, future financial condition or any financial statements made available by Seller to Buyer.

For clarity, this Section 6.2.10 does not mitigate Seller’s indemnification obligation pursuant to Article 9 for breach of representations and warranties expressly set forth in Section 6.1.

6.3 Covenant of Buyer. During the Term, Buyer will have available sufficient cash or other sources of immediately available funds to satisfy its diligence obligations pursuant to Section 3.2 and to pay all amounts payable pursuant to Article 5, including any Sales Milestone Payments, Development Milestone Payments and earn-out payments, in each case if, as and when due.

6.4 No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 6, BOTH PARTIES DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE PROGRAMS, PRODUCTS, THE ACQUIRED ASSETS AND THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 7.
CONFIDENTIALITY

7.1 Confidentiality Obligations. At all times during the Term, and for a period of [***] years thereafter, each Party shall, and shall cause its Affiliates, officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by or on behalf of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of such Party’s obligations, or the exercise of such Party’s rights, under this Agreement. “Confidential Information” of a Party means any technical, business, or other information provided by or on behalf of such Party to the other Party in connection with this Agreement, whether prior to, on, or after the Closing Date, including information relating to the terms of this Agreement, the Programs or Products (including the Acquired Assets), any research, development, making, having made, using, selling, offering for sale, and importing or other exploitation of the Program Molecules or Products; provided that (a) the terms of this Agreement will be deemed the Confidential Information of each Party, (b) any data from studies relating to a Program Molecule [***] will be deemed the Confidential Information of Seller, and (c) from and after the Closing Date, the Assigned Know-How and all information related solely to the Program Molecules, Products and Programs will be deemed, as between the Parties, the Confidential Information of Buyer and not of Seller, and Sections 7.1.2 and 7.1.4 will not apply with respect thereto. Each Party may disclose the other Party’s Confidential Information for the purposes of performing its obligations or exercising its rights hereunder only to those of its and its Affiliates’ employees, agents and contractors who require access thereto for the purpose of this Agreement and who are subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not include any information of the disclosing Party that:

7.1.1 is or hereafter becomes part of the public domain by public use, publication (including by a Third Party), general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party in breach of this Agreement;

7.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3 is subsequently received by the receiving Party from a Third Party lawfully in possession thereof who is not bound by any obligation of confidentiality with respect to such information; or

7.1.4 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

7.2 Permitted Disclosures. Notwithstanding anything to the contrary, Seller may disclose such Confidential Information that it deems necessary or desirable to comply with any disclosure or reporting obligations set forth in the Related Agreements, provided that each recipient is subject to written obligations of confidentiality and non-use with respect to such Confidential Information. In addition, each Party may disclose Confidential Information to the extent that such disclosure is:

7.2.1 made by or on behalf of Buyer to the Governmental Entities as required in connection with any filing, application or request for Regulatory Approval of a Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;

7.2.2 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable Law (including, for clarity, any disclosure required by applicable Law on clinicaltrials.gov or disclosure required by reason of filing with securities regulators, in which case, Section 7.4 shall also apply to such disclosure); provided, however, that to the extent practicable and not otherwise prohibited by applicable Law, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party (a) a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued and (b) a right to review and comment upon such disclosure, which comments shall be considered in good faith by the receiving Party; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

7.2.3 made by or on behalf of Buyer or Seller to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing an Assigned Patent Right (in the case of Buyer) or [***] (in the case of Seller); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

7.2.4 made (a) by the receiving Party to its or its Affiliates’ attorneys, auditors, advisors, consultants, contractors, existing or prospective acquirers, as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or (b) by Buyer to existing or prospective collaboration partners, licensees, or other Third Parties, as may be necessary or useful in connection with the research, development, making, having made, using, selling, offering for sale, and importing or other exploitation of the Program Molecules or the Products; provided, however, that in each case (a) and (b) such persons shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (with a duration of confidentiality and non-use obligations as appropriate that is no less than ten (10) years from the date of disclosure).

7.3 Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable Law.

7.4 Public Announcements.

7.4.1 Promptly following the Closing Date, Buyer may issue a press release announcing the transactions contemplated in this Agreement, which press release shall be in substantially the form of Exhibit D attached hereto, subject to any further changes that may be mutually agreed to by the Parties. Other than the press release described in the preceding sentence, neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s legal counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted). For clarity, the foregoing does not apply to public disclosures by Buyer regarding the plans for or results of its activities under this Agreement, which Buyer may make at its sole discretion without review or approval by Seller; provided, that Buyer shall not include in any press release, or otherwise publish or present on, any data, findings or results from studies relating to a Program Molecule in combination with a Takeda Compound or as the Parties may otherwise agree pursuant to Section 7.4.3.

7.4.2 In the event a Party or its Affiliates is, in the opinion of its legal counsel, required by applicable Law or the rules of a stock exchange on which its or its Affiliate’s securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon; provided, however, if a Party or its Affiliates is required by applicable Law or the rules of a stock exchange to disclose this Agreement, such Party shall prepare a proposed redacted version of this Agreement, as applicable, to request confidential treatment for this Agreement, as applicable, and the other Party may promptly (and in any event, no less than [***] after receipt of such proposed redactions) provide its comments, which comments shall be considered in good faith and reasonably incorporated by the Party required to make such disclosure.

7.4.3 Subject to the prior review and written approval of Buyer, such approval not to be unreasonably withheld, delayed or conditioned, Seller may publish and present in scientific conferences or journals the result of Seller’s development of Program Molecules conducted prior to the Closing Date. From time-to-time, the Parties may discuss in good faith any publications or presentations that Seller desires to publish or present (which shall be subject to the preceding sentence), such discussion to include the timing, content and venue of such proposed publications or presentations and any potential limitations on Buyer’s public disclosure of data, findings or results to be included in such publications or presentations. Buyer shall not publicly disclose any draft publication or presentation provided by or on behalf of Seller to Buyer pursuant to this Section 7.4.3 in the form provided by Seller (or excerpts thereof) until publication or presentation thereof (and thereafter subject to any applicable limitations placed on such re-publication or re-presentation by the publishing journal).

ARTICLE 8.
TERM

8.1 Term. This Agreement shall commence on the Closing Date and shall continue in full force and effect until the earlier of (a) expiration of all obligations to make earn-out payments under Section 5.2 with respect to the last Product in all countries in the Territory or (b) termination by either Party pursuant to Section 8.2 (the “Term”).

8.2 Termination.

8.2.1 Termination for Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within [***] (or [***] in the case of an undisputed failure to make any payment due and payable under this Agreement) after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”); provided that if the breach relates solely to TAK-228 Products or solely to TAK-659 Products, then the Non-Breaching Party will have the right to terminate this Agreement solely with respect to all TAK-228 Products or all TAK-659 Products, as applicable (such applicable Products, and the Program

Molecules within such Products, the “Terminated Products”), and will not have the right to terminate this Agreement in its entirety. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 8.2.1 shall immediately become effective at the end of the Cure Period, unless the Breaching Party has cured such material breach prior to the expiration of such Cure Period, or, if such material breach is not susceptible to cure within the Cure Period, then the Non-Breaching Party’s right of termination shall be suspended only if and for so long as the Breaching Party provides to the Non-Breaching Party a written plan during the Cure Period that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, conditioned, or delayed), and the Breaching Party commits to and carries out such plan. [***]

8.2.2 Termination for Bankruptcy.

(a) Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than sixty (60) days.

(b) All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the United States (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all patent, Know-How and information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement; provided that, to the extent applicable, the non-bankrupt Party continues to fulfill its payment obligations under Article 5 as specified herein in full. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 8.2.2(b) are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

8.2.3 Effects of Termination. In the event of termination of this Agreement pursuant to Section 8.2.1 or 8.2.2 by either Party in its entirety (in which case all Program Molecules and Products will be considered Terminated Products) or with respect to certain Terminated Products:

(a) All rights and licenses granted to Buyer herein with respect to the Terminated Products shall terminate;

(b) At Seller’s written request, Buyer shall assign to Seller the Acquired Assets and any Transaction IP Controlled by Seller that solely relates to, or was used by or on behalf of Buyer with respect to, the Terminated Products; and

(c) At Seller’s written request, Buyer shall transfer to Seller any and all regulatory materials (including Regulatory Materials), including any INDs, Regulatory Filings or Regulatory Approvals, that are needed to continue fully exploiting the Terminated Products.

ARTICLE 9.
SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS

9.1 Survival of Representations, Warranties and Covenants.

9.1.1 Seller Representations. The representations and warranties of Seller set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall terminate at 11:59 PM Pacific Standard Time on the date that is [***] after the Closing Date, provided that the Fundamental Representations will survive for [***]. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim (as defined below) if, prior to such time, both a Claim Certificate (as defined below) with respect to such breach shall have been timely delivered pursuant to Section 9.5 to Buyer and such Claim is pursued hereunder within a reasonable time period thereafter.

9.1.2 Buyer Representations. The representations and warranties of Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall terminate at 11:59 PM Pacific Standard Time on the date that is [***] after the Closing Date. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim if, prior to such time, both a Claim Certificate with respect to such breach shall have been timely delivered pursuant to Section 9.5 to Seller and such Claim is pursued hereunder within a reasonable time period thereafter.

9.1.3 Covenants. The respective covenants, agreements and obligations of Seller and Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall terminate upon the earlier of (a) the expiration of the period explicitly set forth within such covenants, agreements and obligations (if any) and (b) expiration or earlier termination of this Agreement; provided that the rights and obligations of the Parties under Article 7 will remain in effect after expiration or termination of this Agreement for the time period set forth therein. Notwithstanding the preceding sentence, any breach of covenants, agreements and obligations in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the final resolution of such Claim, if, prior to such time, both a Claim Certificate with respect to such breach shall have been timely delivered pursuant to Section 9.5 to the Party against whom such indemnification is sought and such Claim is pursued hereunder within a reasonable time period thereafter.

9.2 Indemnification by Buyer. Buyer agrees to defend Seller, its Affiliates and its (and its Affiliates’) directors, officers, employees and agents (the “Seller Indemnified Parties”) at Buyer’s cost and expense, and will indemnify and hold Seller and the other Seller Indemnified Parties harmless from and against any claims, losses, costs, damages, Taxes (including penalties and interest), fees or expenses (including legal fees and expenses) (collectively, “Losses”) resulting from any claims, actions or demands (collectively “Claims”) arising out of or in connection with:

9.2.1 the breach by Buyer of this Agreement, including (a) any of the representations or warranties made hereunder by Buyer or (b) the covenants and obligations made hereunder by Buyer, including those related to the Assigned Agreements;

9.2.2 any Post-Closing Liabilities; and

9.2.3 the research, development, making, have made, use, sell, offer for sale, and import or otherwise exploitation of any Program or Product by or on behalf of Buyer or its Affiliates or (sub)licensees on or after the Closing Date, but only to the extent such Claim is brought by a Third Party against any Seller Indemnified Party(ies).

9.3 Indemnification by Seller. Seller agrees to defend Buyer, its Affiliates and its (and its Affiliates’) directors, officers, employees and agents (the “Buyer Indemnified Parties”) at Seller’s cost and expense, and will indemnify and hold Buyer and the other Buyer Indemnified Parties harmless from and against any Losses resulting from any Claims arising out of or in connection with:

9.3.1 the breach by Seller of this Agreement, including (a) any of the representations or warranties made hereunder by Seller or (b) the covenants and obligations made hereunder by Seller;

9.3.2 any Excluded Liabilities; or

9.3.3 the research, development, making, have made, use, sell, offer for sale, and import or otherwise exploitation of any Program or Product by or on behalf of Seller or its Affiliates prior to the Closing Date, but only to the extent such Claim is brought by a Third Party against any Buyer Indemnified Party(ies).

9.4 Limitations.

9.4.1 Deductible. Subject to Section 9.4.4, no Claim may be made by any Indemnified Party for indemnification pursuant to Section 9.2 or Section 9.3 for breach of any representation or warranty in Article 6, but excluding any Fundamental Representations, until the aggregate amount of Losses for which an Indemnified Party seeks to be indemnified pursuant to Section 9.2 or Section 9.3, as the case may be, exceeds [***] (the “Deductible”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible.

9.4.2 Caps. Subject to Section 9.4.4, the cumulative indemnification obligation of Seller under Section 9.3.1 shall not exceed [***].

9.4.3 Calculation. Any Losses as to which indemnification provided for in Section 9.2 or Section 9.3 may apply shall be determined net of any cash recovery actually received by an Indemnified Party with respect to insurance or other Third-Party recovery proceeds specifically with respect to the specific matter for which indemnification is sought, less any current costs associated with obtaining such recovery. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other Third-Party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (a) the amount of such insurance proceeds or other Third-Party recovery proceeds, if any, and (b) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses; provided, however, that the Indemnified Party shall not be obligated to pay such insurance proceeds or other Third-Party recovery proceeds in the event that the Indemnified Party has additional Losses which would have been recovered had such amounts been available from the

Indemnifying Party. This Section 9.4.3 shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be defense to any indemnification obligation hereunder.

9.4.4 Certain Exceptions to Limitations. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this Article 9 shall not apply to Claims (a) involving fraud or (b) involving or related to any Sales Milestone Payments, Development Milestone Payments, earn-out payments or other payments payable by Buyer pursuant to this Agreement, and any Losses arising from or indemnification payments made on account of such Claims pursuant to this Article 9 shall not be taken into account in determining the applicability of such limitations and thresholds and other provisions to other Losses or Claims.

9.5 Procedures.

9.5.1 General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, Claim or breach, including any Claim by a Third-Party (a “Third-Party Claim”), that would reasonably be expected to give rise to a Claim for indemnification hereunder, the Indemnified Party shall deliver to Seller or Buyer, whichever is the appropriate indemnifying party hereunder (the “Indemnifying Party”), a certificate (a “Claim Certificate”) that:

(a) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(b) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or Claim to which each such item is related and, to the extent computable, an estimation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of any Indemnified Party in notifying the Indemnifying Party, shall relieve the Indemnifying Party of any liability or obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced thereby, and then only to such extent.

9.5.2 Objection. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any Claim or Claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within [***] after the Indemnifying Party’s receipt of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than [***] after receipt by the Indemnified Party of such written objection with respect to each of such Claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such Claims, the Indemnified Party and the Indemnifying Party together shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such [***] period, then either party shall be entitled to pursue its available remedies for resolving its Claim for indemnification.

9.5.3 Defense of Third-Party Claims. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own legal counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying

Party assumes the defense of any Third-Party Claim, subject to Section 9.5.4, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with legal counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such legal counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.5.4, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations set forth herein). Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

9.5.4 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party may enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except that the consent of the Indemnified Party, which will not be unreasonably withheld or delayed, shall be required to enter into any settlement of any such Third-Party Claim that commits the applicable Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable Third Party of any applicable Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 9.5.3, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5.5 Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing within thirty (30) days of receipt of such Claim Certificate, Claims covered by a memorandum of agreement of the nature described in Section 9.5.2 and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within sixty (60) Business Days of the determination of the amount of any such Agreed Claims.

9.6 Sole Remedy. Other than rights and remedies provided in Section 9.4.4 and Section 10.12, the sole and exclusive remedy for any breach or alleged breach of any representation, warranty or covenant of this Agreement shall be indemnification in accordance with this Article 9.

9.7 Insurance. Buyer will obtain and maintain insurance for so long as it is developing or commercializing any Product, and for a period of at least [***] after the last commercial sale of any Product for any claims made policies, in an amount appropriate for its business and products of the type that are the subject of this Agreement and for its obligations under this Agreement. Specifically, Buyer will maintain (a) worker’s compensation insurance with statutory limits in compliance with the worker’s compensation laws of the state or states in which Buyer has employees in the United States (excluding Puerto Rico), (b) employer’s liability coverage with a minimum limit of [***] per occurrence; provided that Buyer has employees in the United States (excluding Puerto Rico), (c) clinical trial insurance with a minimum limit of [***], and (d) general liability insurance with a minimum limit of [***] per occurrence and [***] in the aggregate, to be met by a combination of primary and excess limits. Beginning at least [***] prior to the initiation of a clinical trial involving any Product, Buyer will obtain and maintain clinical trial insurance (either separately or as part of the general or product liability insurance). Beginning at least [***] prior to the First Commercial Sale of a Product, Buyer will obtain and maintain product liability insurance of [***]. Upon request, Buyer will provide Seller with evidence of the existence and maintenance of such insurance coverage. Buyer will notify Seller [***] in advance of cancelation of any such insurance. All such insurances under this Section 9.7 will be provided by a company or companies licensed to do business in United States having a financial rating of not less than A- Viii in the most current edition of Best’s Key Rating Guide.

9.8 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 9.8 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 7 OR (B) THE WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR FRAUD OF A PARTY. NOTHING IN THIS SECTION 9.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 9 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

ARTICLE 10.
MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement (including all Schedules and Exhibits attached to this Agreement) and the Ancillary Agreements constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 10.1, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and (b) neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. Notwithstanding the foregoing, (i) all rights and obligations of the Parties that arose under the CDA during the period commencing on the CDA Effective Date and continuing through the Closing Date, including any dispute or alleged breach by a Party of any of the terms of the CDA during such period, shall be governed solely by the terms of the CDA, (ii) the terms and conditions of the CDA shall survive solely for the limited purposes set forth in subsection (i) above and (iii) the CDA shall otherwise terminate as of the Closing Date.

10.2 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws that would require the application of any other Law. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Southern District of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

10.3 Waiver of Jury Trial. To the fullest extent permitted by Law, each of the Parties irrevocably waives all right to trial by jury in any Litigation arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.

10.4 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email, in each case to the intended recipient as set forth below:

If to Buyer: [***]

With a copy to (which will not constitute notice):

[***]

If to Seller: [***]

Either Party may change the address to which notices and other communication hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.5 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right, interest or obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, except that each Party may assign this Agreement and the rights, obligations and interests of such Party under this Agreement (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, in the event of a Change of Control of a Party; provided, that, (i) the assigning Party will provide the other Party with prompt written notice of assignment, (ii) the permitted assignee will assume all obligations of its assignor under this Agreement (or as related to the assigned part where a partial assignment to an Affiliate), (iii) unless expressly so agreed in writing by the Parties, no permitted assignment will relieve the assignor of liability under this Agreement, and (iv) any attempted assignment in contravention of this Section 10.6 shall be void.

10.7 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

10.8 Force Majeure. Except for the obligation to pay money when due, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by a Force Majeure. The Party affected by the Force Majeure shall provide the other Party in writing with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. For the avoidance of doubt, under no circumstances shall the alleged or actual inability to pay money be considered an event of Force Majeure.

10.9 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 9 (with respect to which the Persons to which Article 9 applies shall be Third Party beneficiaries in accordance with Article 9).

10.10 Headings; Schedules and Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Schedules and Exhibits are incorporated herein by this reference.

10.11 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.12 Specific Performance. The Parties agree that irreparable damage could occur if any provision of Article 7 of this Agreement were not performed in accordance with the terms thereof and that the Parties shall be entitled to seek specific performance of the terms of Article 7, without the necessity of posting a bond or other security or proving the inadequacy of damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity.

10.13 Further Assurances. From time to time after the Closing Date, and for no further consideration (except as expressly set forth in Section 5.2, Section 5.3 and Section 5.4), each Party shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

(Signature Pages Immediately to Follow)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

BUYER:

Calithera Biosciences, Inc.

By: /s/ Susan Molineaux

Name: Susan M. Molineaux

Title: President and Chief Executive Officer

SELLER:

Millennium Pharmaceuticals, Inc.

By: /s/ Nenad Grmusa

Name: Nenad Grmusa

Title: Head, Center for External Innovation

Schedule 1.1(a)

TAK-228 Structure

[***]

Schedule 1.1(b)

TAK-659 Structure

[***]

Schedule 1.1(c)

Materials

This section describes tangible assets to be transferred (excluding inventory and related manufacturing, controls and standards for testing).

[***]

Schedule 1.1(d)

Regulatory Materials

This section includes documentation related to regulatory submissions that is maintained in Takeda’s EDMS (Electronic Document Management System) “Mosaic” and transition of open INDs and ODDs.

Additional regulatory submission documentation may be contained in Trial Master Files (TMFs; particularly for ex-US submissions (see Schedule 1.1(g)) and / or may be in paper files (see Schedule 1.1(g)).

[***]

Schedule 1.1(e)

Existing Inventory to be Transferred/Assigned

This section includes certain existing inventory of Drug substance and drug product (unlabeled and finished goods).

[***]

Schedule 1.1(f)

Assigned Agreements

[***]

Schedule 1.1(g)

Assigned Know-How

This Schedule includes intangible assets not described in other Schedules. Assigned Know-How is limited to the portions of the following intangible assets that are solely related to TAK-228 or TAK-659 and expressly excludes Know-How relating to a Program Molecule in combination with a Takeda Compound.

[***]

Schedule 1.1(h) – Part 1

Assigned Patent Rights

[***]

Schedule 1.1(h) – Part 2

In-Licensed Patent Rights

[***]

Schedule 1.1(i)

Initial Development Plan

[***]

Schedule 2.3

Acquired Assets

1. Assigned Intellectual Property

2. Regulatory Materials

3. Assigned Agreements

4. Materials

5. Existing Inventory to be Transferred/Assigned

Schedule 2.4

Select List of Excluded Assets

[***]

Schedule 2.6

Licensed Intellectual Property

[***]

Schedule 3.6

Related Agreements

[***]

Schedule 3.9

Delayed Assigned Contract

[***]

Schedule 5.9

Seller’s Bank Account

[***]

Exhibit A

Form of Bill of Sale

This BILL OF SALE (this “Agreement”) is made and entered into as of October 18, 2021, between Millennium Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Calithera Biosciences, Inc., a Delaware corporation, (“Buyer”). Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement, dated October 18, 2021 (the “Purchase Agreement”), which contemplates the sale by Seller to Buyer of the Acquired Assets; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Seller desires to assign its rights and obligations under the Acquired Assets to Buyer, and Buyer desires to accept such assignment and assume the obligations of Buyer under the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1. In accordance with the terms and subject to the conditions set forth in the Purchase Agreement (including Section 2.2.1 thereof), effective as of the Closing, the Seller hereby sells, conveys, transfers, assigns and delivers to, and hereby causes its Affiliates to sell, convey, assign, transfer and deliver to, Buyer all right, title, and interest, legal and equitable, of Seller and its Affiliates in and to all of the Acquired Assets, free and clear of any Encumbrance.

2. In accordance with the terms and subject to the conditions set forth in the Purchase Agreement (including Section 2.2.2 thereof), effective as of the Closing, the Buyer hereby accepts all right, title and interest, legal and equitable, in and to all of the Acquired Assets.

3. With regard to any Delayed Assigned Contract, the assignment of such Delayed Assigned Contract shall be effective as of the relevant Assignment Date.

4. This Agreement is being executed and delivered pursuant to, and is subject to and shall be governed by the terms and conditions of, the Purchase Agreement. Nothing in this Agreement is intended to or shall be deemed to amend, modify, supplement, or limit in any manner any of the representations, warranties, covenants, agreements, rights, or obligations of Seller and Buyer under the Purchase Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control. This Agreement, the Purchase Agreement and the other Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

5. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given if made in accordance with Section 10.4 (Notice) of the Purchase Agreement.

6. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties; provided, that this Agreement may only be assigned in connection with a permissible assignment of the Purchase Agreement.

7. This Agreement hereby incorporates the provisions of Sections 10.2 (Governing Law; Jurisdiction) and 10.3 (Waiver of Jury Trial) of the Purchase Agreement, each of which shall apply to this Agreement as if fully set forth herein, mutatis mutandis.

8. Neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the Purchase Agreement.

9. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition.

10. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11. From time to time after the date of this Agreement, each Party shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

12. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

Millennium Pharmaceuticals, Inc.

By: /s/ Nenad Grmusa

Name: Nenad Grmusa

Title: Head, Center for External Innovation

Calithera Biosciences, Inc.

By: /s/ Susan Molineaux

Name: Susan M. Molineaux, Ph.D.

Title: President and Chief Executive Officer

Exhibit B

Form of Equity Agreement

See Exhibit 10.2

Exhibit C

Form of Patent Assignment Agreement

This Patent Assignment Agreement (this “Agreement”) is made and entered into as of October 18, 2021, between Takeda Pharmaceutical Company Limited, a company incorporated under the laws of Japan (“Takeda”) and the parent of Millennium Pharmaceuticals, Inc. (“Seller”), and Calithera Biosciences, Inc., a Delaware corporation, (“Buyer”). Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement, dated October 18, 2021 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to enter into this Agreement (or to cause its Affiliate to enter into this Agreement) in order to assign to Buyer, Seller’s and its Affiliates’ right, title and interest to the Transferred Patent Rights (as defined below).

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Takeda, on behalf of itself and Seller, desires to assign its and its Affiliates’ right, title and interest to the Transferred Patent Rights (as defined below) to Buyer, and Buyer desires to accept such assignment and assume the obligations of Buyer under the Transferred Patent Rights (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1. In accordance with the terms and subject to the conditions set forth in the Purchase Agreement (including Sections 2.2.1(c) and 2.2.2(b) thereof), effective as of the Closing, Takeda on behalf of itself and Seller hereby sells, assigns, transfers, conveys and delivers to, and hereby causes its Affiliates to sell, convey, assign, transfer and deliver to, Buyer all of Takeda’s and its Affiliates’ (including Seller’s) right, title and interest in and to those Patent Rights listed on Schedule 1 hereto, including the right to claim priority from the same in the United States and all foreign countries, and to claim the priority from the same as provided by the Paris Convention, together in each case with all registrations, applications therefor, patents (as applicable) issuing from any applications therefor, and renewals and extensions of the foregoing in the United States and for all foreign countries that are or may be secured under the laws of the United States and all foreign countries, including any division, renewal, continuation in whole or in part, substitution, conversion, reissue, reexamination, prolongation or extension thereof, now or hereafter in effect, for Buyer’s own use and enjoyment as fully and entirely as the same would have been held and enjoyed by Takeda, Seller or any of their Affiliates if this assignment and sale had not been made, together with all income, royalties or payments due or payable as of the date of this Agreement or thereafter, including all claims for damages by reason of past, present or future infringement, misappropriation or other unauthorized use of such patents with the right to sue for and collect the same for Buyer’s own use and enjoyment (collectively, the “Transferred Patent Rights”). Takeda on behalf of itself and its Affiliates hereby waives and agrees not to enforce any rights of attribution and integrity and other moral rights Takeda or any of its Affiliates may have in the Transferred Patent Rights.

2. Takeda on behalf of itself and its Affiliates hereby authorizes and requests the United States Commissioner of Patents and Trademarks and any other applicable government authority to record Buyer as the buyer and owner of the Transferred Patent Rights, and issue any and all registrations thereon to Buyer, as buyer of Seller’s and its Affiliates’ right, title and interest in, to and under the same, for the sole use and enjoyment of Buyer.

3. Following the date hereof, upon Buyer’s reasonable request, and at Buyer’s cost and expense, Takeda shall, and shall cause its Affiliates to, take such reasonable steps and actions, and provide such reasonable cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, or other documents, as may be reasonably necessary to effect, evidence or perfect the assignment of the Transferred Patent Rights to Buyer or any assignee or successor thereto.

4. This Agreement is being executed and delivered pursuant to, and is subject to and shall be governed by the terms and conditions of, the Purchase Agreement. Nothing in this Agreement is intended to or shall be deemed to amend, modify, supplement, or limit in any manner any of the representations, warranties, covenants, agreements, rights, or obligations of Seller and Buyer under the Purchase Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control. This Agreement, the Purchase Agreement and the other Ancillary Agreements constitute the entire agreement between the parties hereto or thereto with respect to the subject matter hereof or thereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto or thereto with respect to the subject matter hereof or thereof.

5. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given if made in accordance with Section 10.4 (Notice) of the Purchase Agreement.

6. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto; provided, that this Agreement may only be assigned in connection with a permissible assignment of the Purchase Agreement.

7. This Agreement hereby incorporates the provisions of Sections 10.2 (Governing Law; Jurisdiction) and 10.3 (Waiver of Jury Trial) of the Purchase Agreement, each of which shall apply to this Agreement as if fully set forth herein, mutatis mutandis.

8. Neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in the Purchase Agreement.

9. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both parties. A party’s consent to or waiver, express or implied, of the other party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching party. A party’s failure to complain of any act, or failure to act, by the other party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such party of its rights hereunder, of any such breach, or of any other obligation or condition.

10. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11. From time to time after the date of this Agreement, each party (and Seller or its Affiliates, as applicable) shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

12. This Agreement may be executed in counterparts by a single party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Patent Assignment Agreement as of the date first set forth above.

TAKEDA Pharmaceutical Company Limited

By: /s/ Nenad Grmusa

Name: Nenad Grmusa

Title: Head, Center for External Innovation

Calithera Biosciences, Inc.

By: /s/ Susan Molineaux

Name: Susan M. Molineaux, Ph. D.

Title: President and Chief Executive Officer

Schedule 1

Transferred Patent Rights

[***]

Exhibit D

Form of Press Release

Calithera Expands Oncology Pipeline with Acquisition of Two Clinical-Stage Assets from Takeda Pharmaceuticals

- TORC 1/2 inhibitor sapanisertib and SYK inhibitor mivavotinib strengthen Company’s precision oncology pipeline

- Calithera will initiate Phase 2 clinical trials of sapanisertib and mivavotinib in 2022

- Calithera to host webcast and conference call today at XX:XX a.m. ET / XX:XX a.m. PT

SOUTH SAN FRANCISCO, Calif., October 18, 2021 (GLOBE NEWSWIRE) – Calithera Biosciences, Inc. (Nasdaq: CALA), a clinical-stage, precision oncology biopharmaceutical company, today announced an agreement with Takeda Pharmaceutical Company Limited (“Takeda”) to acquire two clinical-stage compounds, both of which have demonstrated single-agent clinical activity with the greatest potential in biomarker-defined cancer-patient populations. The compounds, sapanisertib (CB-228, formerly TAK-228) and mivavotinib (CB-659, formerly TAK-659), further strengthen Calithera’s pipeline of clinical-stage targeted therapies.

“We believe that these clinical-stage compounds are an excellent complement to our, internally-developed pipeline programs, and fit well with our current strategic focus on biomarker-driven therapeutic approaches. We are encouraged by the promising single-agent clinical data that suggest these investigational therapies could help to transform treatment for multiple cancer patient populations with high unmet need,” said Susan Molineaux, PhD, president and chief executive officer of Calithera. “Specifically, sapanisertib has the potential to be the first targeted treatment for patients with NRF2-mutated squamous non-small cell lung cancer. We have learned a great deal about the unmet medical need of patients with KEAP1/NRF2 mutations and how to identify and recruit these patients during the conduct of our KEAPSAKE Trial, evaluating telaglenastat. This complementary approach in KEAP1/NRF2-mutant squamous NSCLC demonstrates our commitment to these patients and the pathway.”

“Mivavotinib has the potential to be a best-in-class SYK inhibitor in non-Hodgkin’s lymphoma, as well as a first-to-market approach for patients with diffuse large B-cell lymphoma whose tumors harbor MyD88 and/or CD79 mutations.”

“We plan to start a clinical trial in squamous NSCLC with sapanisertib and a clinical trial in DLBCL with mivavotinib, both in biomarker specific populations, and generate data in the next twelve to eighteen months that will define the clinical development and potential regulatory approval paths for both of these compounds.”

The terms of the transaction include a total upfront cash payment to Takeda of $10 million and $35 million issued to Takeda in Calithera Series A preferred stock. Additionally, Takeda will be eligible to receive from Calithera clinical development, regulatory and sales milestone payments across both programs. Calithera will pay tiered royalties of high single-digits to low teens on future net sales should these candidates achieve regulatory approvals and subsequent commercial availability.

“Collaboration is an important aspect of our R&D strategy and at the center of our efforts to deliver new treatment options to patients. We are confident that Calithera, with their highly capable and experienced team, is the ideal partner to resume the development of sapanisertib and mivavotinib, and to maximize their potential to address underserved patient populations,” said Christopher Arendt, Ph.D., head of Oncology Cell Therapy and Therapeutic Area Unit of Takeda. “We look forward to seeing how these programs advance under Calithera’s leadership.”

Sapanisertib is a dual TORC 1/2 inhibitor that targets a key survival mechanism in KEAP1/NRF2-mutated tumor cells. These mutations are found in a considerable sub-population of patients across multiple solid tumor types. Sapanisertib has demonstrated promising single-agent activity in patients with relapsed/refractory NRF2-mutated squamous non-small cell lung cancer (NSCLC) and exhibits differential anti-tumor activity compared to rapalog inhibitors of TORC1 in NRF2-mutant squamous NSCLC in vivo models. A Phase 2 study planned to begin in the first quarter of 2022 will further evaluate sapanisertib as a monotherapy in patients with squamous NSCLC harboring a NRF2 mutation.

Mivavotinib is a SYK inhibitor that targets the constitutively active BCR pathway in many non-Hodgkin’s lymphoma (NHL) cases as well as the constitutively active inflammatory signaling pathway in MyD88 mutated NHL. In early phase studies, mivavotinib showed promising single-agent responses in relapsed/refractory diffuse large B-cell lymphoma (DLBCL). In addition, recent preclinical studies have shown enhanced SYK activity and sensitivity to SYK inhibition in DLBCL and other NHLs harboring mutations in MyD88 and/or CD79, which comprises a distinct genetic subset of DLBCL known to have poor outcomes with standard of care therapy. Accordingly, Calithera plans to initiate a Phase 2 study of mivavotinib in 2022 for the treatment of patients with DLBCL with and without mutations in MyD88 and CD79. Beyond DLBCL, both preclinical and clinical data support expansion across additional NHL subtypes and other hematologic malignancies as part of long-term plans.

More information about sapanisertib and mivavotinib can be found at calithera.com/pipeline.

Webcast and Conference Call Information

Calithera will hold a webcast today, XXX, October X at XX:XX a.m./p.m. Eastern Time / XX:XX a.m./p.m. Pacific Time. To access the link to the webcast, which will be broadcast live in listen-only mode, or the subsequent archived recording, visit the Investors section of the Calithera website at www.calithera.com. Alternatively, the call may be accessed by dialing [INSERT] (domestic) or [INSERT] (international) and referring to conference ID [INSERT]. The webcast will be recorded and available for replay on Calithera’s website for 30 days.

About Calithera

Calithera Biosciences is a clinical-stage, precision oncology biopharmaceutical company developing targeted therapies to redefine treatment for biomarker-specific patient populations. Driven by a commitment to rigorous science and a passion for improving the lives of people impacted by cancer and other life-threatening diseases, Calithera is advancing a robust pipeline of investigational, small molecule oncology compounds with a biomarker-driven approach that targets genetic vulnerabilities in cancer cells to deliver new therapies for patients suffering from aggressive hematologic and solid tumor cancers for which there are currently limited treatment options.

Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," "poised" and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to Calithera’s clinical trials, the timing and enrollment of the KEAPSAKE, sapanisertib Phase 2 and mivavotinib Phase 2 trials, the payment of future royalties, development, regulatory and sales milestone payments to Takeda, the potential impact and commercialization of sapanisertib for patients with NSCLC and a NRF2/KEAP1 mutation, the potential impact and commercialization of mivavotinib in patients with NHL with and without mutations in MyD88 and CD79. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or be successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

CONTACTS:

Stephanie Wong

Chief Financial Officer

(650) 870-1063

ir@Calithera.com

Media

Sam Brown, Inc.
Audra Friis
(917) 519-9577
audrafriis@sambrown.com

Investors

Burns McClellan
Lee Roth
212.213.0006
lroth@burnsmc.com

Exhibit E

Disclosure Schedules

• The following Non-Assignable Contracts and Related Agreements have not been disclosed to Buyer:

[***]